Exhibit 10.28
OPERATING AGREEMENT
OF
DOCTORS COMMUNITY HOSPITAL, LLC
A Delaware Limited Liability Company

TABLE OF CONTENTS
TO THE
OPERATING AGREEMENT
OF
DOCTORS COMMUNITY HOSPITAL, LLC
A Delaware Limited Liability Company

i

ii

iii

OPERATING AGREEMENT
OF
DOCTORS COMMUNITY HOSPITAL, LLC
A Delaware Limited Liability Company
     THESE SECURITIES ARE BEING ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND THE ARIZONA SECURITIES ACT IN RELIANCE UPON THE REPRESENTATION OF EACH PURCHASER OF THE SECURITIES THAT THE SAME ARE BEING ACQUIRED FOR INVESTMENT PURPOSES. THESE SECURITIES MAY ACCORDINGLY NOT BE RESOLD OR OTHERWISE TRANSFERRED OR CONVEYED IN THE ABSENCE OF REGISTRATION OF THE SAME PURSUANT TO THE APPLICABLE SECURITIES LAWS UNLESS AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS FIRST OBTAINED THAT SUCH REGISTRATION IS NOT THEN NECESSARY. ANY TRANSFER CONTRARY HERETO SHALL BE VOID.
     THIS OPERATING AGREEMENT (the “Agreement”) of Doctors Community Hospital, LLC (the “Company”), a Delaware Limited Liability Company, is made and entered into by and among Persons whose names, addresses and taxpayer identification numbers are listed on the Information Exhibit (Exhibit A).
RECITALS
     A. The Company has been formed to develop, own and operate a general acute care hospital which hospital shall be located in or near Kingman, Arizona and shall provide inpatient and outpatient care, surgery and other services which the Board of Directors may approve from time to time;
     B. It is intended that the Hospital will be an efficient, quality provider of medical services within the greater Kingman, Arizona area;
     C. The Capital Contributions and active involvement of the Members are necessary to enable the Company to achieve its objectives.
ARTICLE I
DEFINITIONS
     Unless otherwise indicated, capitalized words and phrases in this Operating Agreement shall have the meanings set forth in the attached Glossary of Terms (Exhibit B).

ARTICLE II
FORMATION AND AGREEMENT OF LIMITED LIABILITY COMPANY
     SECTION 2.1 Company Formation; Effective Date.
     The Company was formed upon the filing of the Certificate of Formation with the Delaware Secretary of State in accordance with the provisions of the Act which shall be the “Effective Date” of this Agreement. Upon the Effective Date, the Persons listed on the attached Information Exhibit shall be admitted to the Company as Members and the Persons who executed the Certificate of Formation shall be withdrawn as Members (unless they are listed on the Information Exhibit), all without the necessity of any further act or instrument and without causing the dissolution of the Company. This Agreement shall be effective as of the date the Company was formed.
     SECTION 2.2 Name of Company.
     The name of the Company is Doctors Community Hospital, LLC.
     SECTION 2.3 Purposes and Business Objectives.
     The principal purposes and business objectives of the Company are as follows:
     (a) To develop, own and operate a general acute care hospital which hospital shall be located in or near Kingman, Arizona and shall provide inpatient and outpatient care, surgery and other services which the Board of Directors may approve from time to time, which would include, but not be limited to, the following:
     (i) Services and facilities to meet all requirements of the State of Arizona, Medicare, Medicaid, the Joint Commission on Accreditation of Healthcare Organizations (“JCAHO”) and other credentialing or licensing bodies or agencies in order to have the Hospital licensed and provide services as a general acute care hospital and to be eligible to obtain appropriate reimbursements therefor;
     (ii) Approximately 200,000 square feet in a building to be constructed in accordance with plans and specifications approved by the Company’s Board of Directors;
     (iii) Approximately seventy-two (72) medical/surgical beds (with expansion space for thirty-three (33) additional beds);
     (iv) Heart catheterization laboratories;
     (v) Surgical suites with space for the development of additional surgical suite;

     (vi) All appropriate support services and systems; and
     (vii) Appropriate Equipment and services with respect to the facilities described above and as otherwise reasonably necessary or appropriate for the services to be provided by the Hospital.
     The above size, number and scope of facilities of the Hospital are only preliminary estimates. The Board of Directors is authorized to finally make all determinations with respect thereto.
     (b) To lease or acquire the real property, and to construct a suitable building, where the Hospital shall be located;
     (c) Any other purpose reasonably related to (a) and (b) above.
     SECTION 2.4 Statement of Philosophy and Values.
     Notwithstanding anything in this Agreement to the contrary, the Company and the Hospital shall be operated in accordance with the following philosophy and values in all material respects:
     (a) The Hospital shall seek to participate in all public health care financing programs applicable to its business including the Medicare and Medicaid programs:
     (b) The Board of Directors shall adopt and oversee the adherence to the policies of the Hospital, as they may be reasonably amended from time to time, for providing care for those patients who are unable to pay for Hospital care;
     (c) The medical staff of the Hospital shall be open to any physician or allied health professional who meets the qualifications stated in the Bylaws, Rules and Regulations of the Medical Staff;
     (d) The Company shall adopt and adhere to a conflict of interest policy with respect to contracts between the Company and Members or Directors;
     (e) All medical decisions and all policies and procedures relating to the delivery of medical services at the Hospital shall be made by those physicians who are members of the Hospital’s medical staff or qualified medical personnel of the Hospital under the direction of such a physician as provided in the Bylaws, Rules and Regulations of the Medical Staff.
     SECTION 2.5 Registered Agent and Office; Principal Place of Business.
     The registered agent and office of the Company shall be as indicated in the Certificate of Formation, as amended from time to time. The principal place of business of the Company shall be at such location in the greater Kingman, Arizona area as selected by the Board of Directors from time to time. The Board of Directors shall promptly notify the Members of any changes in the Company’s registered agent, registered office, or principal place of business.
     SECTION 2.6 Commencement and Term.
     The Company commenced on the filing of the Certificate of Formation in the Office of the Secretary of State of Delaware, as required by Section 2.1 hereof, and shall continue until terminated as provided in this Agreement.
ARTICLE III
MEMBERS AND CAPITAL CONTRIBUTIONS
     SECTION 3.1 Initial Capital Contributions of Members.
     (a) The initial Capital Contributions of the initial Members listed on Exhibit A attached hereto and incorporated by reference herein (the “Initial Members”) shall equal Seventeen Million Five Hundred Thousand Dollars ($17,500,000).
     (b) Such initial Capital Contribution shall be made as follows:
     (i) DCHMI shall initially own at least a 66.6% Membership Interest in the Company and shall contribute Eleven Million Six Hundred Fifty Thousand Dollars ($11,650,000.00) to the Company for its Membership Interest as its Capital Contribution.
     (ii) The Investor Members shall initially own up to a 33.4% Membership Interest and shall contribute up to Five Million Eight Hundred Fifty Thousand Dollars ($5,850,000.00)(the “Investor Member Maximum”) to the Company for such Membership Interests. A group of Investor Members have previously created an organization and made substantial efforts to organize and develop the proposed hospital. In that connection they have made expenditures and made commitments of time which are valuable to the Company. These items will be assigned a value, as determined by an independent third party appraiser firm (the “Development Contribution”), which amount shall constitute a portion of the Investor Member Maximum and which amount is not anticipated to exceed $240,000.
     (iii) Each Member shall contribute his, her or its initial Capital Contribution (x) sixty percent (60%) in cash upon execution of a subscription agreement for such Member’s Membership Interest and (y) forty percent (40%) in cash (the “Second Payment”) payable upon Manager’s written notice thereof, which amount shall be due approximately one hundred twenty (120) days prior to the date that Manager anticipates that Hospital will be available for its first patient treatment. A Member shall be issued and shall own the portion of Membership Interest paid for by the Second Payment only when the Second Payment has been made by the Member. In the event that a Member fails to deliver the Second Payment in cash when due, DCHMI may elect on behalf of the Company either to (i) cancel such Member’s subscription and to return the initial payment without interest, (ii) institute a legal action to enforce the obligation to make the Second Payment or (iii) maintain the subscription by such Member for a pro rata portion of the Membership Interest to the extent of the 60% payment but only if the amount of such initial 60% payment to the Company was $15,000 or more.
     In the event DCHMI contributes Real Property, as defined in Section 3.9, as part of its Capital Contribution, the value of the property, based upon DCHMI’s purchase price therefore, shall be applied first against DCHMI’s obligation under (iii)(x) above.
     This subsection (iii) shall not apply to the Development Contribution, and the Membership Interest related thereto shall be deemed fully issued upon receipt of the Development Contribution.
     (iv) DCHMI shall have the right to purchase any portion of the Membership Interest described in (ii) above which the Investor Members do not purchase by July 1, 2007. If DCHMI purchases a portion of the Membership Interests described in (ii) above initially offered to Investor Members, the Membership Interests and aggregate Capital Contributions of DCHMI and the Investor Members shall be adjusted proportionately.
     (c) The percentage Membership Interests of each Member shall be finally determined by DCHMI at the end of the initial subscription period, but in no event later than July 1, 2007, based upon the amount of initial Capital Contributions then obligated to be made by each Member as a percentage of all initial Capital Contributions then obligated to be made by all of the Members of the Company (“Initial Percentage Membership Interest”). The Initial Percentage Membership Interest of all Investor Members as of July 1, 2007 is referred to as the “Total Initial Percentage Investor Membership Interest”. The percentage Membership Interests shall be adjusted proportionally by DCHMI if any Member fails to make the Second Payment.
     SECTION 3.2 Liability of Members — For Capital.
     The liability of each Member for capital shall be limited to the amount of its agreed Capital Contribution as a Member as provided in Section 3.1 and Section 3.5, except that the Members may be liable to the Company for amounts distributed to them as a return of capital as provided by the Act. The Members shall not be required to contribute any additional capital to the Company except as provided in Section 3.5.

     SECTION 3.3 Maintenance of Capital Accounts; Withdrawals of Capital; Withdrawals from the Company.
     An individual Capital Account shall be maintained for each Member in accordance with requirements of the Code and the Regulations promulgated thereunder. No Member shall be entitled to withdraw or to make demand for withdrawal of any part of its Capital Account or to receive any distribution except as provided herein. Except as otherwise provided in this Agreement, each Member shall look solely to the assets of the Company for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Company. No Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations, except as provided in this Agreement.
     Except as otherwise provided herein, a Member may not withdraw from the Company without the written consent of the Required Members. In no case shall a Member have the right to require that his, her or its Membership Interest be redeemed by the Company unless approved by the Required Members.
     SECTION 3.4 Interest on Capital Contributions or Capital Accounts.
     No interest shall be paid to any Member other than based solely on his, her or its Capital Contributions or Capital Account. The preceding sentence shall not prevent the Company from earning interest on its bank accounts and investments and distributing such earnings to the Member in accordance with Articles VI and VII.
     SECTION 3.5 Additional Funding.
     The Company is hereby authorized to borrow up to $50,280,000 for real estate acquisition, construction costs and other development costs and up to $9,412,000 for equipment and other related costs from DCHMI’s Affiliate, MedCath Finance Company, LLC (“MFC”) which loans shall be secured by all of the assets of the Company and which shall be based upon fair market value terms and conditions as reasonably proposed by MFC (“MFC Loans”). DCHMI is authorized to execute all necessary or appropriate loan agreements, collateral agreements and promissory notes with MFC in order to document and close the MFC Loans. With the approval of the Board of Directors (which determination shall not be unreasonably withheld or delayed), the amounts of the MFC Loans may be increased to reflect the actual costs to be incurred by the Company.
     If from time to time, the Board of Directors reasonably determines (which determination shall not be unreasonably withheld or delayed) that funds in addition to that contemplated by Sections 3.1, 3.2 and the first paragraph of this Section 3.5 are necessary or appropriate for the development or operation of the Hospital, then:
     (a) The Board of Directors may use commercially reasonable efforts to borrow such funds from a bank, other lender or lessor on terms and conditions reasonably acceptable to the Board of Directors. All loans obtained hereunder shall be subject to the approval of the Board of Directors, which approval shall not be unreasonably withheld or delayed.
     (b) On terms and conditions reasonably acceptable to the Board of Directors, MFC may elect, but shall not be obligated, to make loans to the Company in an amount to be agreed upon by the Company and MFC with market rates of interest which loans shall be secured by all of the Company’s assets;
     (c) If loans as provided above in (a) or (b) are not available or its apparent that efforts to seek such financing are not likely to be successful, the Board of Directors shall request, but not require, that Members make additional Capital Contributions on a pro rata basis. The other Members may elect, pro rata, to contribute optional Capital Contributions not made by any other Member hereunder. Thereafter, DCHMI shall reasonably adjust the percentage Membership Interest of each Member (based on the aggregate of all Capital Contributions made by all of the Members in accordance with this Agreement) in the event any Member elected not to make optional Capital Contributions pursuant to this Section 3.5(c); and
     (d) Forth, if adequate funds have not been obtained or raised in accordance with (a) through (c) above, then the Board of Directors may elect to dissolve the Company provided, however, if any Members or any of their Affiliates (i) have any outstanding loans to the Company or are committed to provide such loans or (ii) are providing a guaranty or are committed to provide a guaranty for any indebtedness of the Company, then only those Members alone upon approval of a majority of such Members (determined based upon their Membership Interests), upon at least fifteen (15) days prior written notice to the other Members, shall be entitled to so dissolve the Company due to the Company not having sufficient funds to meet its financial obligations or liabilities as they come due.
     SECTION 3.6 Member Documentation.
     Prior to the execution of this Agreement, each Investor Member that is an Entity and each Entity with a direct or indirect ownership interest in an Investor Member (each, an “Investor Entity”), if any, shall have delivered to DCHMI copies of all documents, instruments and agreements related to the formation, ownership and governance of the Investor Entities (the “Investor Documents”). None of the Investor Documents will be altered or amended without the consent of DCHMI, which consent shall not be unreasonably withheld. Contemporaneously with the Investor Members’ admission as Members of the Company: (i) the Investor Entities shall each execute an Addendum to Subscription Agreement under which, among other things, they agree to be bound by the terms and conditions of Section 5.10 hereof, and no additional Investor Entities shall be admitted as owners of a Member unless such Investor Entities executes an Addendum to Subscription Agreement; and (ii) the Owners shall each execute an Addendum to Subscription Agreement under which, among other things, those individuals agree to be personally bound by the terms and conditions of Section 5.10 hereof. Additionally (unless such requirement is waived by the Board of Directors), Owners who are physicians (or their Practices) shall also execute a Hospital Professional Services Agreement and Right of First Refusal

Agreement with the Company. No Person shall be admitted hereafter as an owner of the Investor Members or Investor Entities unless such Person also executes such Addendum to Subscription Agreement, the Hospital Professional Services Agreement and the Right of First Refusal Agreement (Owners who are physicians or their Practices only) so that they are bound thereby to the same extent as are Owners as of the date hereof.
     SECTION 3.7 Reserved Powers of Members.
     The following actions are the only actions which can be taken by the Members and shall require the consent of the Required Members, either by a vote of the Required Members at a meeting of the Members or by the written consent of the Required Members:
     (a) Except as provided in Section 11.1, amendments to the Certificate of Formation of the Company or this Agreement;
     (b) A merger, consolidation, liquidation, or similar reorganization or transfer of a substantial portion of the Company’s assets; provided, however, that if the Investor Members fail to own at such time, in the aggregate, at least a percentage Membership Interest of the Company equal to the Total Initial Percentage Investor Membership Interest, the Investor Members and the members of the Board of Directors which they elect shall no longer have the right to vote on a merger, consolidation, liquidation, or similar reorganization or transfer of a substantial portion of the Company’s assets and Required Members for such purpose shall mean only DCHMI;
     (c) A sale, lease encumbrance or other transfer of all or substantially all of the Company’s assets, except for encumbrances incurred in connection with loans or other financing provided to the Company; provided, however, that if the Investor Members fail to own at such time, in the aggregate, at least a percentage Membership Interest of the Company equal to the Total Initial Percentage Investor Membership Interest, the Investor Members and the members of the Board of Directors which they elect shall no longer have the right to vote on a sale, lease encumbrance or other transfer of all or substantially all of the Company’s assets and Required Members for such purpose shall mean only DCHMI;
     (d) Admission of new Members to the Company other than those Members who become Members in the offering described in the Confidential Private Placement Memorandum dated March 16, 2007;
     (e) Any alteration or amendment of the Company’s Statement of Philosophy and Values and Purposes and Business Objectives and any action which is inconsistent with the Company’s Statement of Philosophy and Values and Purposes and Business Objectives; and
     (f) Approval and authorization of disproportionate distributions or allocations of profits, losses or assets of the Company, except as specifically permitted elsewhere in this Agreement.

     SECTION 3.8. Appointment of Board of Directors.
     The Members shall appoint a Board of Directors as follows:
     (a) DCHMI shall appoint four (4) Directors; provided, however, DCHMI may elect at any time to reduce the number of its appointed Directors to less than four (4) and thereafter to increase such number up to four (4) again; and
     (b) The Investor Members shall appoint four (4) Directors and each such Director shall be an Investor Member or an Owner of an Investor Member; provided, however, Investor Members may elect at any time to reduce the number of its appointed Directors to less than four (4) and to increase such number up to four (4) again.
     Subject to the foregoing, a Member or group of Members shall have the right, with or without cause, to remove, substitute or replace any Director which it or they appointed.
     The Directors shall have the voting rights set forth in Section 5.9 hereof.
     SECTION 3.9 Obligations Relating to Real Property.
     The Company intends to purchase real property located in Kingman, Arizona (the “Real Property”) subject to the following:
     (a) DCHMI is hereby authorized to complete the purchase of such Real Property on which the Hospital and a medical office building (“MOB”) would be located, consisting of up to thirty-five acres in Kingman, Arizona for a purchase price not to exceed approximately Five Million Three Hundred Thousand ($5,300,000), on behalf of the Company;
     (b) The Real Property contains sufficient acreage for the development by a third party developer, which may include Investor Members, of a MOB adjacent to the Hospital. DCHMI is authorized to sell the site for the MOB to a developer reasonably approved by the Board of Directors based upon the fair market value of such site and upon such other terms and conditions as reasonably approved by the Board of Directors;
     (c) In the event that the Company acquires Real Property which exceeds that which is necessary for the development of the Hospital and the MOB, DCHMI may sell such excess property on behalf of the Company to a thirty party or to Investor Members on fair market value terms; and
     (d) If Real Property is first acquired by DCHMI, DCHMI may contribute the Real Property to the Company as part of DCHMI’s Capital Contributions made pursuant to Section 3.1 (b)(i).

     SECTION 3.10 Involvement of Physician Members and/or Owners.
     The nature of the services that Company has been formed to provide at the Hospital contemplates the integral involvement of the Investor Members in the performance of the services, and as such the involvement of Investor Members (or if the Investor Member is an entity, its respective direct or indirect owners who are physicians (“Physician Owners”)) in the functions required of them is a condition of each Investor Member’s direct or indirect continued ownership in the Company. All Investor Members and Physician Owners agree that they must be eligible for active Medical Staff Membership at the Hospital and possess education and training that enables them to perform the required physician involvement activities. Further the Investor Members and Physician Owners hereby agree to perform such functions and responsibilities as are reasonably assigned to them by the Board of Directors taking into consideration the needs and requirements of the Hospital which may include, but are not limited to, Investor Member and Physician Owner participation in:
     (a) One or more task force(s) to establish and implement procedures for performance improvement, utilization management, quality standards, and peer review for the Hospital which shall in all events be performed under the performance improvement and peer review function of the Hospital;
     (b) The evaluation of clinical competencies and performance evaluation processes for patient care personnel performing services at the Hospital;
     (c) The evaluation of the impact of new and emerging technologies and making recommendations for both new and existing technology to be offered at the Hospital;
     (d) The development of clinical protocols, policies and procedures to be implemented for the Hospital and the performance of periodic review and evaluation of the same to make recommendations for necessary revisions;
     (e) The evaluation of supply utilization in the Hospital; and
     (f) The development and implementation of physician profiles for those physicians practicing in the Hospital that would be reviewed and benchmarked against available data for other hospitals.
     The Board of Directors hereby delegates to DCHMI the task of implementing a system to monitor and document each Investor Member’s (or as applicable, the Physician Owners) compliance with these involvement requirements as revised from time to time, and the Manager shall have the authority to assign specific functions and responsibilities to each Investor Member and Physician Owner.

ARTICLE IV
NAMES AND ADDRESSES OF MEMBERS
     The names and addresses of the initial Members are as indicated on the Information Exhibit attached hereto as Exhibit A, which may be amended by the Manager on behalf of the Board of Directors from time to time.
ARTICLE V
MANAGEMENT OF THE COMPANY
     SECTION 5.1 General Authority and Powers of DCHMI and the Board of Directors.
     (a) Except as set forth in those provisions of this Agreement that specifically require the vote, consent, approval or ratification of the Members and subject to (b) below, the Board of Directors shall have complete authority and exclusive control over the management of the business and affairs of the Company. Subject to the terms and conditions of this Agreement and except as otherwise provided herein, all Material Agreements and Material Decisions with respect to the business and affairs of the Company shall be approved or made by the Board of Directors in accordance with this Section 5.1. No Member has the actual or apparent authority to cause the Company to become bound in any contract, agreement or obligation, and no Member shall take any action purporting to be on behalf of the Company. No Director shall cause the Company to become bound to any contract, agreement or obligation, and no Director shall take any other action on behalf of the Company, unless such matter has received the vote, consent, approval or ratification if, and as, required pursuant to this Agreement with respect to such matter or except as provided below with respect to the authority and actions of DCHMI.
     (b) The day-to-day management of the business and affairs of the Company shall be the responsibility of DCHMI pursuant to the terms of the Management Services Agreement, which management shall be subject to decisions, guidelines and policies made or established by the Board of Directors hereunder, provided, however, decisions relating to medical and clinical practice at the Hospital shall be made exclusively by the qualified medical personnel of the Hospital under the direction of a member of the Hospital’s medical staff.
     (c) The Members acknowledge that the Management Services Agreement is an integral part of the plans to develop and operate the Hospital and its execution is a condition to DCHMI’s participation in the Company.
     (d) If DCHMI and/or its Affiliates are (i) providing a guaranty or are committed to provide a guaranty for any indebtedness of the Company for borrowed money (or for any such financing structured as a lease), and/or (ii) have any outstanding loans to the Company or are committed to provide such loans, then notwithstanding anything in this Agreement to the contrary, all decisions and actions to be made by the Board of Directors with respect to any loan, lease or other similar financing of the development, construction or operation of the Hospital or the Company’s affairs, including without limitation the decisions with respect to incurring any indebtedness or the refinancing thereof, shall be made by the Directors designated by DCHMI and, if no event of default on any such loan exists or is reasonably anticipated to exist, shall be subject to the consent of at least one of the Directors appointed by the Investor Members, which consent shall not be unreasonably withheld or delayed.
     (e) The Board of Directors shall be deemed to have specifically approved all expenditures proposed by DCHMI under this Article V that are substantially consistent with the Development Budget Exhibit (Exhibit C) or an approved operating budget when funded from additional Capital Contributions made to the Company by the Members pursuant to Section 3.5 above.
     (f) The development and annual operating budgets to be proposed by DCHMI hereunder shall be approved by the Board of Directors as provided above subject to the following:
     (i) The Board of Directors shall be deemed to have approved a development budget which is substantially consistent with the attached Development Budget Exhibit to this Agreement;
     (ii) No Director shall unreasonably withhold its approval of budgets which are within the reasonable revenue expectations of the Hospital and which are in compliance (both as to terms and availability of financing) with agreements with the Company’s lenders and other parties providing financing to the Company; and
     (iii) In the event that the Board of Directors is unable to approve an annual budget, DCHMI shall be authorized to operate the Company pursuant to this Agreement under the previous year’s budget increased by the greater of 10% or the amounts which are in reasonable relation to increases in revenues, procedural or patient volumes that exceed those in the prior year’s budget.
     (g) Without DCHMI’s written consent, the Investor Members and the Board of Directors will not approve any change to the construction, design or equipment of the Hospital, if the effect thereof is to materially increase the cost thereof as set forth on the Development Budget Exhibit (Exhibit C) approved hereunder.
     SECTION 5.2 Restrictions on Authority of the Board of Directors.
     The Board of Directors shall not do any of the following:

     (a) Act in contravention of this Agreement;
     (b) Act in any manner which would make it impossible to carry on the express business purposes of the Company;
     (c) Commingle the Company funds with those of any other Person other than as part of a funds management program of MedCath Incorporated and its Affiliates;
     (d) Admit an additional Member without the approval of the Required Members except as provided otherwise in this Agreement;
     (e) Alter the primary purposes of the Company as set forth in Section 2.3;
     (f) Possess any property or assign the rights of the Company in specific property for other than a Company purpose;
     (g) Employ, or permit the employ of, the funds or assets of the Company in any manner except for the exclusive benefit of the Company;
     (h) Make any payments of any type, directly or indirectly, to anyone for the referral of patients to the Hospital in order to use the Hospital or to provide other services; or
     (i) Sell all or substantially all of the assets of the Company or merge the Company with or into any other Entity without the approval of the Required Members, except as set forth in Sections 3.7(b) and (c).
     SECTION 5.3 Duties of the Board of Directors.
     The Board of Directors shall do the following:
     (a) Diligently and faithfully devote such of its time to the business of the Company as may be necessary to properly conduct the affairs of the Company, provided, however, the individual Directors shall not be required to devote their full time to such duties;
     (b) Use its best efforts to cause the Company to comply with such conditions as may be required from time to time to permit the Company to be classified for federal income tax purposes as a partnership and not as an association taxable as a corporation;
     (c) File and publish all certificates, statements, or other instruments required by law for the formation and operation of the Company as a limited liability company in all appropriate jurisdictions; and
     (d) Use their commercially reasonable best efforts to cause the Company to obtain and keep in force during the term of the Company fire and extended coverage and public liability and professional liability insurance with such issuers and in such amounts as the Board of Directors shall deem advisable, but in amounts not less (and deductible amounts not greater) than those customarily maintained with respect to the business equipment and property comparable to the Company’s.
     SECTION 5.4 Delegation by the Board of Directors.
     Subject to restrictions otherwise provided herein, the Board of Directors may at any time employ any other Person, including Persons and Entities employed by, affiliated with, or related to any Director or any Member to perform services for the Company and its business, and may delegate all or part of their authority or control to any such other Persons, provided that such employment or delegation shall not relieve the Board of Directors of its responsibilities and obligations under this Agreement or under the laws of the State of Delaware nor will it make any such Person a Member of the Company.
     SECTION 5.5 Right to Rely Upon the Authority of the Manager.
     Persons dealing with the Company may rely upon the representation of the Manager that such Manager is the manager of the Company and that such Manager has the authority to make any commitment or undertaking on behalf of the Company. No Person dealing with the Manager shall be required to determine its authority to make any such commitment or undertaking. In addition, no purchaser from the Company shall be required to determine the sole and exclusive authority of the Manager to sign and deliver on behalf of the Company any instruments of transfer with respect thereto or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith, unless such purchaser shall have received written notice from the Company affecting the same.
     SECTION 5.6 Company Expenses.
     (a) The Company shall pay the amounts due to DCHMI under the Management Services Agreement from time to time.
     (b) The Company shall also pay the following expenses of the Company:
     (i) All development and operational expenses of the Company, which may include, but are not limited to: the salary and related expenses of employees and staff of the Hospital and the Hospital President and other members of Hospital’s senior management team who may be employed by MedCath Incorporated, as well as the costs of all employee benefits for such employees whether employed by Hospital or MedCath, including without limitation (as applicable) the employer’s contribution to F.I.C.A., unemployment compensation and other employment taxes, all bonuses, pension or profit sharing plan contributions, worker’s compensation, group life, accident and health insurance premiums, disability and other benefits when applicable, all costs of borrowed money including without limitation all principal, interest and other costs relating to the MFC Loans, taxes, and assessments on the Hospital, and other taxes applicable to the Company; expenses in connection with the acquisition, maintenance, leasing, refinancing, operation, and disposition of the Equipment, furniture and fixtures of the Hospital (including legal, accounting, audit, commissions, engineering, appraisal, and the other fees); and the maintenance of the Hospital and its Equipment, which may be performed by DCHMI or one of its Affiliates as long as the charges to the Company for such services are fair market value, and principal, interest and expenses due on any loans from MFC or other lender of the Company;
     (ii) A medical director’s fee in an amount approved by the Board of Directors which shall be at fair market value to be paid to the Medical Director of the Hospital for services actually rendered pursuant to the Medical Director Agreement;
     (iii) All fees and expenses paid to third parties for accounting, legal, documentation, professional, and reporting services to the Company, which may include, but are not limited to: the legal fees and expenses of Moore & Van Allen, PLLC incurred in preparation and negotiation of this Agreement and the Company’s Private Placement Memorandum, the Management Services Agreement, the Right of First Refusal and the Hospital Professional Services Agreement (collectively referred to as the “Other Documents”); the legal fees and expenses of Mariscal Weeks McIntyre & Friedlander, P.A., counsel for the Investor Members, for its efforts in preparing this Agreement and the Other Documents and for advising the Company on compliance with Arizona law; preparation and documentation of Company bookkeeping, accounting and audits; preparation and documentation of budgets, cash flow projections, and working capital requirements; preparation and documentation of Company state and federal tax returns; and taxes incurred in connection with the issuance, distribution, transfer, registration, and recordation of documents evidencing ownership of a Membership Interest in the Company or in connection with the business of the Company; expenses in connection with preparing and mailing reports required to be furnished to the Members for tax reporting or other purposes, including reports, if any, that may be required to be filed with any federal or state regulatory agencies, or expenses associated with furnishing reports to Members which the Board of Directors deems to be in the best interest of the Company; expenses of revising, amending, converting, modifying, or terminating the Company or this Agreement; costs incurred in connection with any litigation in which the Company is involved as well as any examination, investigation, or other proceedings conducted by any regulatory agency involving the Company; costs of any computer equipment or services used for or by the Company; and the costs of preparing and disseminating informational material and documentation relating to a potential sale, refinancing, or other disposition of the Hospital or the Equipment; and
     (iv) A fair market value consulting fee may be paid to one Investor Member to compensate such individual for their documented time and efforts to assist in the operations and development of the Company’s business prior to the opening of the Hospital.
     (c) Guarantee and Financing Fee. In the event that any Member or its Affiliates, including, without limitation, MFC, either (x) provide a guarantee of any indebtedness of the Company which is acceptable to and required by the Company’s lenders or (y) provide loans to the Company (“Financing Members”) and such guarantees or loans are not provided on a pro rata basis by all other Members of the Company (the “Non-Financing Members”), then the Financing Members shall be paid an annual guarantee and financing fee equal to (a) the amount of such indebtedness which is guaranteed or loans made by the Financing Members, multiplied by (b) .0075, multiplied by (c) the percentage Membership Interest in the Company owned by the Non-Financing Members (the “Guarantee and Financing Fee”). The annual Guarantee and Financing Fee shall be paid in quarterly installments and the expense thereof shall be allocated to the Non-Financing Members as follows:
     (i) The Guarantee and Financing Fee shall be deducted from the Cash Distributions otherwise distributable to the Non-Financing Members and shall be paid to the Financing Members;
     (ii) To the extent that at the time such Guarantee and Financing Fee is due to be paid hereunder there are no anticipated Cash Distributions, then the Company shall pay such Guarantee and Financing Fee to the Financing Members and the amount of such payments shall be charged to the Capital Accounts of the Non-Financing Members;
     (iii) When Cash Distributions become available for distribution to the Members in the future, the Cash Distributions otherwise distributable to the Non-Financing Members shall first be retained by the Company to the extent that amounts were previously charged to the Capital Accounts of the Non-Financing Members in accordance with subsection (ii) above and any remaining Cash Distributions shall be distributed to the Members in accordance with Section 6.1.
     (d) Operating Budgets. Once a budget has been approved by the Board of Directors, DCHMI shall have the authority to expend up to one hundred and ten percent (110%) of any and all funds which are included in the budget and sign all agreements related thereto, including reimbursement to DCHMI and its Affiliates for goods and services provided to the Company. DCHMI shall have the right to recast the budget by transferring all or part of the funds approved for specific line items to another category or line item by an aggregate amount not to exceed ten percent (10%) of the total budgeted funds. DCHMI is further authorized to make additional expenditures reasonably related to additional revenues or increased patient or procedural volumes.

     SECTION 5.7 No Management by Members.
     Except for those management obligations of DCHMI set forth herein and in the Management Services Agreement, the Members shall take no part in, or at any time interfere in any manner with, the management, conduct, or control of the Company’s business and operations and shall have no right or authority to act for or bind the Company except as set forth in this Agreement. The rights and powers of such Members shall not extend beyond those set forth in this Agreement, the Act, or those granted under the Certificate of Formation and any attempt to participate in the control of the Company in a manner contrary to the rights and powers granted herein, under the Act or Certificate of Formation shall be null and void and without force and effect. Subject to the decisions and judgment with respect to all professional medical or clinical matters of qualified medical personnel, the Board of Directors shall have the right to determine when and how the operations of the Company shall be conducted. The exercise by a Member of any of the rights granted to such Member, including the exercise of any rights granted to DCHMI in its capacity as Manager hereunder, shall not be deemed to be a Member taking part in the control of the business of the Company and shall not constitute a violation of this Section.
     SECTION 5.8 Consent by Members to Exercise of Certain Rights and Powers by Board of Directors.
     By its execution hereof, each Member expressly consents to the exercise by the Board of Directors of the rights, powers, and authority conferred on the Board of Directors by this Agreement.
     SECTION 5.9 Meetings, Quorum and Vote of the Board of Directors.
     (a) The Board of Directors shall meet at least quarterly. Notice of any meeting, regular or special, shall be delivered to each Director personally, by telephone, by electronic mail, by facsimile transmission or in writing at least five (5) business days before the meeting.
     (b) An emergency meeting of the Board of Directors may be called by any Director upon shorter notice. Action taken at the emergency meeting shall be valid so long as the meeting is attended by at least three (3) members of the Board of Directors who are appointed by the Investor Members and by members of the Board of Directors who are appointed by of DCHMI who have the authority to cast at least (3) votes on behalf of such Directors, and the action is unanimously approved by the members of the Board of Directors present at such meeting.
     (c) The Board of Directors shall elect one of its members to preside over the meetings as the Chairperson and one of its members, as the Secretary, to oversee the preparation and delivery of meeting notices and the preparation of minutes of the meetings of the Board of Directors and Members.

     (d) A quorum of the Board of Directors shall be necessary to conduct business at any meeting. A quorum must include Directors who have the authority to cast at least five (5) votes, including Directors appointed by Investor Members who have the authority to cast at least two (2) votes and Directors appointed by of DCHMI who have the authority to cast at least two (2) votes. A Director may attend a meeting by telephone or other electronic means and be considered present for purposes of a quorum so long as the telephone or other connection allows each Director to hear and be heard by all other Directors.
     (e) Each Director shall have the right to cast one (1) vote on all matters and issues before the Board of Directors, provided that during any period in which DCHMI or the Investor Members have reduced the number of their respective Directors below four (4) in accordance with the provisions of Section 3.8, the Directors appointed by DCHMI or the Investor Members, as applicable, (even if less than 4) shall in all events be entitled to cast four (4) votes on all matters and issues, in which event DCHMI or the Investor Members, as the case may be, shall be entitled to decide how to allocate such votes among its appointed Directors.
     (f) Except as provided in Section 5.1 or as otherwise expressly provided in this Agreement, any action taken by the Board of Directors shall require the affirmative vote of at least a majority of the Directors present at a meeting in which a quorum is present and shall require the vote of Directors appointed by the Investor Members who have the authority to cast at least (2) votes on behalf of the Investor Members and the vote of Directors appointed by DCHMI who have the authority to cast at least two (2) votes on behalf of DCHMI, which affirmative vote or consent shall not be unreasonably withheld or delayed.
     (g) Any action which is required to be or may be taken at a meeting of the Board of Directors may be taken without a meeting if consented to in writing, either collectively or in counterparts, setting forth the action so taken.
     (h) Attendance at a meeting of the Board of Directors constitutes waiver of any objection to the Notice of the meeting.
     (i) A Director may give a written proxy to another Director to vote on any matter or take any other action that a Director is required or permitted to take under this Agreement or under applicable law.
     SECTION 5.10 Other Business of Members.
     (a) Subject to (b) below, any Member may engage independently or with others in other business ventures of every nature and description, including without limitation the purchase of medical equipment, the rendering of medical services of any kind, and the making or management of other investments and neither the Company nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures.

     (b) Except as specifically provided in this Section 5.10, as long as any Member owns a Membership Interest in the Company, and for a period of two (2) years after a Member ceases for any reason to own a Membership Interest in the Company, neither a Member nor any related Investor Entity, Owner, Practice or any of their respective Affiliates, shall hold, directly or indirectly, an investment, ownership or other beneficial interest in (x) any hospital, or (y) any other Entity (including a sole proprietorship) which provides any of the services or facilities, whether on an inpatient or outpatient basis, provided by the Hospital, including, but not limited to, cardiac catheterization laboratories, imaging centers (CT Scanners, MRI, PET, etc.) and ambulatory surgery centers (the “Restricted Services”), in the Territory.
     For purposes of this Agreement, “Territory” shall mean the geographic area bordered by the boundary line pictured on Exhibit D, and which area currently includes the areas having the following zip codes: 86401, 86409, 86411, 86412, 86413, 86429, 86430, 86433, 86437, 86438, 86439, 86442, and 86446.
     Notwithstanding the terms of this Section 5.10 (b):
     (i) No Member or Owner who is a physician or allied health professional shall be prohibited from maintaining his or her staff privileges and admitting and treating patients at any other hospital, as applicable;
     (ii) Nothing herein shall prohibit a Member, Owner, Practice or their Affiliates from owning up to three percent (3%) of the outstanding capital stock of a company which provides healthcare services or supplies and whose stock is publicly traded and listed on a nationally recognized securities exchange or from investing in a publicly traded mutual fund or making other investments with the prior written approval of the Board of Directors;
     (iii) Nothing herein shall prevent any Member, Owner or Practice, or its Affiliates, from (x) continuing to hold an ownership interest in those outpatient facilities listed on Schedule 1 attached hereto which such Member, Owner, Practice or Affiliate held prior to January 1, 2007 provided that each Member, Owner, Practice or Affiliate with any such arrangement with any outpatient facility listed on Schedule 1 is obligated to use their best efforts to prevent any such facility from hereafter adding or expanding to include inpatient facilities or from adding new services and equipment which are not customarily provided by those types of facilities in Phoenix or Kingman Arizona, (y) continuing to provide management or other services to such outpatient facilities listed on Schedule 1 to the extent such Member, Owner, Practice or Affiliate was obligated to provide such services prior to January 1, 2007, or (z) providing services which are incidental to and are customarily provided by a physician or allied health professional in Phoenix or Kingman, Arizona in his or her medical office for the practice of medicine; and

     (iv) Nothing herein shall prevent any Member or Owner who is a physician or allied health professional from personally performing professional medical services directly for his or her patients at any hospital or facility and from billing and receiving professional fees as a result of his or her professional medical services from any payor.
     (c) The Members and Owners have reviewed the term and geographical restrictions included in Section 5.10(b), and in light of the interests of the Members and Owners, agree that such restrictions are fair and reasonable.
     (d) In order to ensure that the Hospital has available to it at all times leading and qualified physicians and surgeons, as of the date hereof the Company is entering into the Hospital Professional Services Agreement with each of the Investor Members and Owners who are physicians, or their Practices, which Hospital Professional Services Agreement includes in Section 7 thereof certain covenants by the Owners who are physicians, or their Practices, which are designed to ensure that the Owners who are physicians will be available to the Hospital from time to time in order to enable it to meet its objectives of being an efficient quality provider of hospital services. The Members, Practices, and Owners acknowledge and agree that the execution of the Hospital Professional Services Agreement by the Investor Members, Owners who are physicians and/or their Practices is further consideration for the execution by the Members of this Agreement.
     (e) If there is a breach or threatened breach of the provisions of this Section 5.10 of this Agreement, in addition to other remedies at law or equity, the non-breaching parties shall be entitled to injunctive relief. The Members and Owners desire and intend that the provisions of this Section 5.10 shall be enforced to the fullest extent permissible under the law and public policies applied, but the unenforceability or modification of any particular paragraph, subparagraph, sentence, clause, phrase, word, or figure shall not be deemed to render unenforceable the remainder of this Section 5.10. Should any such paragraph, subparagraph, sentence, clause, phrase, word, or figure be adjudicated to be wholly invalid or unenforceable, a court with applicable authority is hereby authorized to “blue pencil” or modify this Section, the balance of this Section 5.10 shall thereupon be modified in order to render the same valid and enforceable and the unenforceable portion of this Section 5.10 shall be deemed to have been deleted from this Agreement.
     (f) The Company, the Board of Directors and the Members agree that the benefits to any Member, Owner, Practice or their Affiliates hereunder do not require, are not payment for, and are not in any way contingent upon the referral, admission or any other arrangement for the provision of any item or service offered by the Company to patients of such Member, any Owner, Practice or their Affiliates or in any facility, laboratory, cardiac catheterization facility or other health care operation controlled, managed or operated by the Company and nothing herein is intended to prohibit any Investor Member or Owner who is a physician or allied health professional from providing health care services at any other facility.

     (g) The Investor Members and Investor Entities shall cause each of their existing and future Owners to agree in writing to be personally bound by the terms of this Section 5.10.
     SECTION 5.11 Board of Directors’ Standard of Care.
     Each Director shall act in a manner he or she believes in good faith to be in the best interest of the Company and with such care as an ordinarily prudent Person in a like position would use under similar circumstances. In discharging his or her duties, each Director shall be fully protected in relying in good faith upon the records required to be maintained under this Agreement and upon such information, opinions, reports and statements by any of its other Directors, Members, or agents, or by any other Person as to matters each Director reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, income or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.
     Notwithstanding anything herein to the contrary, a Director or Member shall have the right to vote or approve Company matters in accordance with the terms of this Agreement regardless of the personal interest of any Member or Director in the outcome of any vote, decision or matter.
     SECTION 5.12 Limitation of Liability.
     A Director shall not be liable to the Company or the Members for any action taken in managing the business or affairs of the Company if he or she performs the duty of his or her office in compliance with the standard contained in Section 5.11. No Director has guaranteed nor shall have any obligation with respect to the return of a Member’s Capital Contribution or share of income from the operation of the Company. Furthermore, no Director shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member except loss or damage resulting from gross negligence or intentional misconduct or knowing violation of law or a transaction for which such Director received a personal benefit in violation or breach of the provisions of this Agreement; provided, however, that the limitation of liability set forth at this Section 5.12 does not apply to any liabilities related to the performance of professional medical services.
     SECTION 5.13 Indemnification of the Directors.
     (a) Each Director shall be indemnified by the Company against any losses, judgments, liabilities, expenses, including attorneys’ fees and amounts paid in settlement of any claims sustained by such Director arising out of any action or inaction of the Director in his or her capacity as a Director of the Company to the fullest extent allowed by law, provided that the same were not the result of gross negligence or willful misconduct on the part of the Director and provided that the Director, in good faith, reasonably determined that such course of conduct was in the best interest of the

Company; provided, however, that such indemnification and agreement to hold harmless shall be recoverable only out of Company assets. Subject to applicable law, the Company shall advance expenses incurred with respect to matters for which a Director may be indemnified hereunder.
     (b) If at any time, the Company has insufficient funds to furnish indemnification as herein provided, it shall provide such indemnification if and as it generates sufficient funds and prior to any cash distributions, pursuant to Article VI or Article VII hereof, to the Members.
     SECTION 5.14 Purchase of Goods and Services from DCHMI.
     Goods and services may be purchased from Members or their Affiliates as long as those occur on fair and reasonable terms.
     SECTION 5.15 Indemnity by the Company.
     The Company agrees to indemnify, defend and hold DCHMI, its directors, officers, employees and agents harmless from and against any and all loss, claim, cause of action, demand, penalty, liability, action, damage or deficiency, lawsuit or other proceeding against DCHMI in its capacity as Manager of the Company, resulting or arising from (a) acts or omissions of the Company, its Members, officers, employees (unless due to the gross negligence or willful misconduct of DCHMI), (b) any liability or obligation of the Company, except those which DCHMI created in violation of this Article V; (c) any nonfulfillment of the Company of any of its covenants or agreements under this Article V; (d) any violation of law by the Company; and (e) any loss or damage, reasonable attorney’s fees and other costs and expenses incident to any of (a) through (d). The indemnity covenants set forth in this Section 5.15 shall survive the termination of this Agreement for any reason.
     SECTION 5.16 Force Majeure.
     DCHMI shall not be liable nor shall it be deemed to be in default for any delay or failure in performance under this Article V or other interruption of service or employment deemed resulting directly or indirectly from Acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by DCHMI’s employees or any similar or dissimilar cause beyond the reasonable control of DCHMI. Further, DCHMI shall not be in default under this Article V if the default resulted from actions taken at the request or direction of the Board of Directors or if the Board of Directors failed to take reasonable action recommended by DCHMI to enable it to meet its obligations hereunder.

ARTICLE VI
DISTRIBUTIONS AND ALLOCATIONS
     SECTION 6.1 Distributions of Cash Flow from Operations and Cash from Sales or Refinancing.
     (a) Prior to the dissolution of the Company, and subject to the terms and conditions to which the Company is bound with respect to its lenders, including MFC or other lenders that are Affiliates of DCHMI (“Loan Conditions”), Cash Flow from Operations and Cash from Sales or Refinancing, if any, remaining after repayment of any amounts currently due with respect to loans made by the Members to the Company, shall be distributed annually by the Manager as Cash Distributions according to the relative percentage Membership Interests of the Members at such times as the Board of Directors deems appropriate and after completion of the annual audit of the Company, provided however, the Board of Directors has the authority to make interim distributions if determined to be appropriate by them. Any unpaid Guarantee and Financing Fee shall be deducted from the Cash Distributions otherwise distributable to the Non-Financing Members and paid to the Financing Members as set forth in Section 5.6(c) or retained by the Company as set forth in Section 5.6(c)(iii). Notwithstanding anything herein to the contrary, no distributions shall be made to Members if prohibited by the Act or any other applicable law and unless there are no amounts due, whether principal or interest, on any working capital loans made to the Company by any lender including without limitation DCHMI, MFC, or another Affiliate of MedCath pursuant to Section 3.5.
     (b) Notwithstanding the terms of Section 6.1(a), the Board of Directors shall, to extent permitted by the Loan Conditions and subject to the availability of Cash Flow from Operations and using commercially reasonable efforts, distribute cash annually pro rata to Members in an amount which is sufficient to enable them to pay income taxes, if any, which arise from the taxable income of the Company. In determining the amount, if any, of a distribution from the Company to enable the Members to pay incomes taxes on taxable income of the Company, the taxable income of each Member for the current year shall be reduced by any cumulative tax losses incurred in prior years (after reduction by taxable income in prior years) regardless of whether the tax losses from the prior years were used by any Member as deductions or as carryforwards. Such distributions shall assume for all Members the highest combined federal and state tax rates applicable to any Member with respect to his or its Profits from the Company. Each Member recognizes that there is no assurance that cash will be available to enable distributions to be made to cover taxes at the time such taxes are due.
     SECTION 6.2 Profits.
     Except as provided in the Regulatory Allocations Exhibit (Exhibit E) and subject to Section 6.6, Profits shall be allocated as follows:

     (a) First, to the Members who have been allocated Losses pursuant to Section 6.3(a) below until the cumulative Profits allocated pursuant to this Section 6.2(a) equal the cumulative prior allocations of Losses under that Section.
     (b) Next, to the Members who have been allocated Losses pursuant to Section 6.3(b) below until the cumulative Profits allocated pursuant to this Section 6.2(b) equal the cumulative prior allocations of Losses under that Section.
     (c) All remaining Profits shall be allocated to the Members in accordance with their percentage Membership Interests.
     SECTION 6.3 Losses.
     Except as provided in the Regulatory Allocations Exhibit (Exhibit E) and subject to Section 6.6, Losses shall be allocated as follows:
     (a) First, Losses shall be allocated to the Members with positive Adjusted Capital Account balances in proportion to those balances.
     (b) All remaining Losses shall be allocated to the Members in accordance with their percentage Membership Interests.
     SECTION 6.4 Code Section 704(c) Tax Allocations.
     Income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Agreed Value pursuant to any method allowable under Code Section 704(c) and the Regulations promulgated thereunder.
     In the event the Agreed Value of any Company asset is adjusted after its contribution to the Company, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Agreed Value pursuant to any method allowable under Code Section 704(c) and the Regulations promulgated thereunder.
     Any elections or other decisions relating to allocations under this Section shall be determined by the Board of Directors. Absent a determination by the Board of Directors, the remedial allocation method under Regulation Section 1.704-3(d) shall be used. Allocations pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

     SECTION 6.5 Miscellaneous.
     (a) Allocations Attributable to Particular Periods. For purposes of determining Profits, Losses or any other items allocable to any period, such items shall be determined on a daily, monthly, or other basis, as determined by the Board of Directors using any permissible method under Code Section 706 and the Regulations thereunder.
     (b) Other Items. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be divided among the Members in the same proportion as they share Profits or Losses, as the case may be, for the year.
     (c) Tax Consequences; Consistent Reporting. The Members are aware of the income tax consequences of the allocations made by this Article and by the Regulatory Allocations and hereby agree to be bound by those allocations as reflected on the information returns of the Company in reporting their shares of Company income and loss for income tax purposes. Each Member agrees to report its distributive share of Company items of income, gain, loss, deduction and credit on its separate return in a manner consistent with the reporting of such items to it by the Company. Any Member failing to report consistently, and who notifies the Internal Revenue Service of the inconsistency as required by law, shall reimburse the Company for any legal and accounting fees incurred by the Company in connection with any examination of the Company by federal or state taxing authorities with respect to the year for which the Member failed to report consistently.
     SECTION 6.6 Special Allocations of Guarantee and Financing Fees.
     Any and all deductions, losses or reductions to Capital Accounts attributable to the payment by the Company of Guarantee and Financing Fees shall be allocated to the Non-Financing Members in accordance with their relative percentage Membership Interests.
ARTICLE VII
DISSOLUTION, WINDING UP AND LIQUIDATING DISTRIBUTIONS
     SECTION 7.1 No Termination by Certain Acts of Member.
     Neither the transfer of interest, withdrawal from the Company, bankruptcy, insolvency, dissolution, liquidation or other disability, nor the legal incompetency of any Member shall result in the termination or dissolution of the Company or affect its continuance in any manner whatsoever.

     SECTION 7.2 Dissolution.
     The Company shall be dissolved upon the happening of any of the following events, whichever shall first occur:
     (a) The election to dissolve the Company in accordance with the terms of Section 3.5(d) hereof;
     (b) The expiration of the term of the Company as provided in Section 2.6 hereof;
     (c) The adjudication of bankruptcy of the Company;
     (d) Upon the written consent of the Required Members;
     (e) In accordance with Section 12.11 hereof;
     (f) The entry of a decree of judicial dissolution or the administrative dissolution of the Company as provided in the Act;
     (g) Upon the written election of DCHMI and after prior notice is given by DCHMI at any time to the Investor Members fifteen (15) days prior to the execution by DCHMI on behalf of the Company of definitive agreements for the construction of the Hospital, in the event that DCHMI has determined that the Company and the Hospital do not continue to meet DCHMI’s investment criteria; provided, however, that upon a dissolution under this subsection (g), if, at the time of such election by DCHMI, Investor Members have committed to make initial Capital Contributions of at least Two Million Five Hundred and Five Thousand Dollars ($2,505,000) in the aggregate and have paid at least sixty (60%) of such initial Capital Contributions (or $1,503,000) in cash to Company in accordance with Section 3.1(b)(iii), then DCHMI shall be obligated to pay the reasonable legal fees and expenses of Mariscal Weeks McIntyre & Friedlander, P.A., counsel for the Investor Members, for its efforts in preparing this Agreement and the Company’s Private Placement Memorandum, the Management Services Agreement, the Right of First Refusal and the Hospital Professional Services Agreement, and for assisting the Company in complying with Arizona law applicable to the Company, or
     (h) Upon the written election of either DCHMI or a majority in interest of the Investor Members, in the event that within eighteen (18) months following the earlier of the execution of this Agreement by all Initial Members or the date that all of the Initial Members otherwise become bound under this Agreement, the Company has not commenced construction of the Hospital, unless such period is extended by the mutual written agreement of the Required Members.

     SECTION 7.3 Dissolution and Final Liquidation.
     (a) Upon any dissolution of the Company, the Company shall not terminate, but shall cease to engage in further business except to the extent necessary to perform existing contracts and preserve the value of its assets. Its assets shall be liquidated and its affairs shall be wound up as soon as practical thereafter by the Manager or, if for any reason there is no Manager, by another Person designated by the Board of Directors. In winding up the Company and liquidating assets, the Manager, or other Person so designated for such purpose, may arrange, either directly or through others, for the collection and disbursement to the Members of any future receipts from the Hospital or other sums to which the Company may be entitled, and shall sell the Company’s interest in the Hospital and the Equipment to any Person, including any Member or any Affiliate thereof, on such terms and for such consideration as shall be consistent with obtaining the fair market value thereof, as such fair market value is approved by the Required Members.
     (b) Upon any such dissolution and liquidation of the Company, the net assets, if any, of the Company available for distribution, including any cash proceeds from the liquidation of Company assets, shall be applied and distributed in the following manner or order, to the extent available:
     (i) To the payment of, or creation of reserves for, all debts, liabilities, and obligations to all creditors of the Company (including but not limited to the Members and their Affiliates) and the expenses of liquidation; and
     (ii) The balance to the Members with positive Capital Account balances after taking into account all other adjustments during the Fiscal Year in which liquidation occurs.
     (c) The Members shall look solely to the assets, if any, of the Company for any return of their Capital Contributions and, if the assets of the Company remaining after payment or discharge of the Company’s debts and liabilities, or provision therefor, are insufficient to return all or any part of the Capital Contributions, no Member shall have any right of recourse against the Directors or other Members or to charge the Board of Directors or other Members for any amounts except as provided herein and except to the extent otherwise provided by the Act and/or Arizona law.
     (d) Upon such dissolution, reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to minimize the losses normally attendant to a liquidation.
     (e) The Capital Accounts of the Members, as adjusted, shall be utilized by the Company for the purpose of making distributions to those Members with positive balances in their respective Capital Accounts pursuant to Section 7.3(b). In making such distributions, the Board of Directors or the Person winding up the affairs of the Company shall distribute all funds available for distribution to the Members (after establishing any reserves that the Board of Directors or the Person winding up the affairs of the Company deems reasonably necessary pursuant to Section 7.3(b)) prior to the later of (i) the end of the taxable year in which the event which caused the termination and dissolution of the Company occurs, or (ii) ninety (90) days after the occurrence of such event. The Board of Directors in its sole discretion, or the Person winding up the affairs of the Company, in its discretion, may elect to have the Company retain any installment obligations owed to the Company until collected in full so long as any portion of the reserves which are later determined to be unnecessary, and all collections on such installment obligations which are not deemed to be reasonably necessary by the Board of Directors or the Person winding up the affairs of the Company to add to such reserves are distributed as soon as practicable in accordance with the provisions of Section 7.3(b) as modified by this Section.
     SECTION 7.4 Termination.
     Upon completion of the dissolution, winding up, distribution of the liquidation proceeds and any other Company assets, the Company shall terminate.
     SECTION 7.5 Payment in Cash.
     Any payments made to any Member pursuant to this Article VII shall be made only in cash.
     SECTION 7.6 Termination of Noncompetition Covenants.
     Members shall have no continuing liability or obligation under Section 5.10(b) following the dissolution of the Company.
ARTICLE VIII
REMOVAL OR WITHDRAWAL OF MEMBERS AND TRANSFER OF MEMBERS’
MEMBERSHIP AND/OR ECONOMIC INTERESTS
     SECTION 8.1 Members — Restriction on Transfer.
     (a) Except as otherwise set forth in this Section or in this Agreement, no Membership Interest or any portion thereof, shall be validly sold or assigned directly or indirectly whether voluntarily, involuntarily or by operation of law, and no purported assignee shall be recognized by the Company for any purpose, unless such Membership Interest shall have been transferred in accordance with the provisions of this Agreement and in compliance with such additional restrictions as may be imposed by any federal or state securities regulatory authority or law and with the consent of the Board of Directors. In no event, however, shall a Member transfer or sell all or any of its Membership Interest to any party which, if a Member, would be in violation of Section 5.10(b) hereof.

     The Members acknowledge that there is no obligation of the Company or any Member to purchase the Membership Interest of any Member at any time under the terms of this Agreement.
     (b) Except as otherwise set forth in this Section or in this Agreement, a Member may transfer, sell or assign its entire Membership Interest only if it has received the approval of the Board of Directors, provided that:
     (i) the Company first for a period of fifteen (15) days, and thereafter the other Members in proportion to their Membership Interest in the Company for a period of fifteen (15) days, shall have the right, but not the obligation, to purchase all, but not less than all, of the Membership Interest proposed to be transferred, which right shall be exercisable on the terms and for the purchase price set forth in writing in a bona fide offer made for the Membership Interests by a third-party (the “Right of First Refusal”); provided, however, the Board of Directors can in its discretion on a case by case basis approve a sale by an Investor Member without requiring the transferring Investor Member to first comply with the Right of First Refusal requirements; and
     (ii) there shall have been filed with the Company a duly executed and acknowledged counterpart of the instrument making such assignment signed by both the assignor and assignee and such instrument evidences the written acceptance by the assignee of all of the terms and provisions of the Agreement, represents that such assignment was made in accordance with all applicable laws and regulations and the assignee shall have represented to the Company in writing that it meets the investor suitability standards established by the appropriate state of residence, or, in the absence thereof, the investor suitability standards established by the Company. The Board of Directors shall use reasonable care to determine that transfers are in accordance with applicable laws and regulations, including obtaining an opinion of counsel to that effect. Any Member that assigns all of its Membership Interest shall cease to be a Member of the Company. Any Membership Interests acquired by the Company pursuant to Section 8.1 may, subject to applicable law, be re-offered by the Company to suitable investors.
     (c) Subject to (d) below, any dissolution, liquidation, merger (unless Members or their Affiliates existing prior to such merger own at least fifty-one percent (51%) of the surviving entity after the merger or unless both parties to such merger are majority owned by parties who are Members or their Affiliates prior to such merger) or sale of a Member which is an Entity (a sale shall include a transfer of fifty percent (50%) or more of its ownership interests or of substantially all of its assets or any other transaction or series of related transactions intended to accomplish, in substance, a sale of such Entity), which event shall not occur, subject to (d) below, without the written consent of the Board of Directors, shall constitute an offer by such Member to sell such Member’s Membership Interest to the Company pursuant to Section 8.6 for a purchase price equal to five (5) multiplied by the net income (as reasonably determined by the Company’s accountants) of the Company for the twelve (12) month period ending as of the calendar quarter most recently ended prior to such event multiplied by the percentage Membership Interest of such Member in the Company (the “Formula Purchase Price”). The Formula Purchase Price shall be paid in three (3) equal annual installments, the first third of which shall be paid upon the determination of the Formula Purchase Price and the remaining two (2) installments of which shall be paid on the first and second anniversary of such date (the “Payment Method”). The remaining two (2) installments shall bear interest at the Prime Rate as of the date of the date of the determination of the Formula Purchase Price. Accrued interest shall be paid as of the dates payments of principal are due as provided above according to the Payment Method.
     (d) Notwithstanding anything herein to the contrary, DCHMI may, upon the approval of at least two (2) of the Board Members appointed by the Investor Members, which determination shall not be unreasonably withheld, assign its Membership Interest in the Company, its rights to designate Directors hereunder, and its rights as manager under the Management Services Agreement to any third party who acquires such Membership Interest and rights and who is not controlled by, controlling, or under common ownership with DCHMI so long as such third party (i) assumes in writing or by operation of law the obligations of DCHMI hereunder, and (ii) would not be in violation of the terms of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, DCHMI may assign its Membership Interest in the Company, its right to designate Directors and its rights under the Management Services Agreement to any party controlled by, controlling or under common ownership with DCHMI without the consent of the Investor Members or the Board of Directors. DCHMI may also assign its Membership Interest in the Company, its right to designate Directors, and its rights under the Management Services Agreement to a financial institution as collateral security for repayment of indebtedness for borrowed funds by MFC, MedCath Incorporated or its Affiliates or by the Company without the consent of the Investor Members or the Board of Directors.
     (e) Notwithstanding anything in this Agreement to the contrary, an Investor Member may, upon the consent of the Board of Directors, assign his, her or its Membership Interest to a trust or family limited partnership that is formed and maintained for the sole benefit of the Investor Member or the individual who owns the Investor Member, as the case may be, and/or his or her immediate family so long as: (i) the Investor Member or individual who owns the Investor Member agrees in writing that he or she continues to be bound by the terms of Section 5.10 of the Agreement and all confidentiality obligations under this Agreement; (ii) the Investor Member or individual who owns the Investor Member agrees in writing that he or she shall remain a trustee, general partner or otherwise exercises control over the trust or family limited partnership as determined by the Board of Directors in its sole discretion; (iii) the Manager first approves in writing the terms of all documents creating and constituting the trust or family limited partnership; (iv) the Company shall continue to have the benefit of its purchase rights under Section 8.6 as if such assignment had not occurred; and (v) the assignment meets such other requirements as reasonably established by the Board of Directors from time to time. Other than (i) through (iv) above, an assignment made under this Section 8.1(e) shall not be subject to any of the restrictions on the transfer of

Membership Interests set forth in this Agreement including, but not limited to, the Right of First Refusal set forth at Section 8.1(b).
     (f) Notwithstanding anything contained in this Agreement to the contrary, subsequent to the initial capitalization of the Company, DCHMI will make available for sale a portion of its Membership Interest based on fair market value terms and conditions to qualified investors provided, however, that DCHMI shall not reduce its Membership Interest below 51% except as otherwise provided in this Section 8.1.
     SECTION 8.2 Condition Precedent to Transfer of Membership Interest.
     Notwithstanding anything herein to the contrary, no transfer of Membership Interest may be made if such transfer (a) constitutes a violation of the registration provisions of the Securities Act of 1933, as amended, or the registration provisions of any applicable state securities laws; (b) if after such transfer the Company will not be classified as a partnership for federal income tax purposes; and (c) if when taken together with other prior transfers, results in a “termination” of the Company for federal income tax purposes. The Company may require, as a condition precedent to transfer of Membership Interest, delivery to the Company, at the proposed transferor’s expense, of an opinion of counsel satisfactory (both as to the counsel and substance of the opinion) to the Company that the transfer will not violate any of the foregoing restrictions.
     SECTION 8.3 Substitute Member — Conditions to Fulfill.
     No assignee of a Member’s Membership Interest in the Company shall have the right to become a Substitute Member in place of its assignor unless, in addition to any other requirement herein, all of the following conditions are satisfied:
     (a) The Company has waived its right pursuant to Section 8.1 to purchase the Membership Interest held by the assignee;
     (b) The duly executed and acknowledged written instrument of assignment which has been filed with the Company sets forth that the assignee becomes a Substitute Member in place of the assignor;
     (c) The assignor and assignee execute and acknowledge such other instruments as the Board of Directors may deem reasonably necessary or desirable to effect such admission, including, but not limited to, the written acceptance and adoption by the assignee of the provisions of this Agreement;
     (d) The payment by the assignee of all costs to the Company associated with the transaction, including but not limited to legal fees, transfer fees, and filing fees.
     SECTION 8.4 Allocations Between Transferor and Transferee.
     Upon the transfer of a Membership Interest, all items of income, gain, loss, deduction and credit attributable to the Membership Interest so transferred shall be allocated between the transferor and the transferee in such manner as the transferor and transferee agree at the time of transfer; provided such allocation does not violate federal or state income tax law. If the Board of Directors, in its sole discretion, deems such laws violated, then such allocation shall be made pro rata for the fiscal year based upon the number of days during the applicable fiscal year of the Company that the Membership Interest so transferred was held by the transferor and transferee, without regard to the results of Company activities during the period in which each was the holder, or in such other manner as the Board of Directors deems necessary to comply with federal or state income tax laws. Distributions as called for by this Agreement shall be made to the holder of record of the Membership Interest on the date of distribution. Notwithstanding anything contained in this Agreement to the contrary, the Company shall be entitled to treat the assignor of any assigned Membership Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to such assignor in reliance on the Company records as they exist until such time as the written assignment has been received by, and recorded on the books of the Company. For purposes of this Article VIII, the effective date of an assignment of any Membership Interest shall be the last day of the month specified in the written instrument of assignment.
     SECTION 8.5 Rights, Liabilities of, and Restrictions on Assignee.
     No assignee of a Membership Interest shall have the right to participate in the Company, inspect the books of account of the Company or exercise any other right of a Member unless and until admitted as a Substitute Member. Notwithstanding the failure or refusal to admit an assignee as a Substitute Member, such assignee shall be entitled to receive the share of income, credit, gain, expense, loss and deduction and cash distributions provided hereunder that is assigned to it, and, upon demand, may receive copies of all reports thereafter delivered pursuant to the requirements of this Agreement; provided, however, that the Company shall have first received notice of such assignment and all required consents thereto shall have been obtained and other conditions precedent to transfer thereof shall have been satisfied. The Company’s tax returns shall be prepared to reflect the interests of assignees as well as Members.
     SECTION 8.6 Repurchase of Interests in Certain Events.
     (a) In the discretion of the Board of Directors, the Company may, but is not obligated to, repurchase a Member’s Membership Interest upon a breach by the Member or any of its Affiliates of the Member’s or any of its Affiliate’s obligations contained in Article III, Sections 5.10, 8.1, 12.1 and 12.11 of this Agreement.
     (b) Each Member agrees to sell his, her or its Membership Interest to the Company in the event the Company elects to exercise the rights of repurchase granted under Section 8.6(a) and the purchase price shall be the lower of (i) the Capital Contributions of the Member less all amounts distributed to such Member by the Company, and (ii) the Formula Purchase Price.
     (c) The Directors designated solely by any Member or any Director who is a Member, or who is an Owner of a Member, if such Member’s activities give rise to the event set forth in Section 8.6(a), shall not have a vote hereunder and a majority of the other Directors shall make all decisions under this Section 8.6 with respect to such activities.
     (d) Notwithstanding anything herein to the contrary, the repurchase of the Economic Interest or Membership Interest of DCHMI under Section 8.6(a) shall not become effective unless and until DCHMI and its Affiliates are fully released from their liability as guarantors for any indebtedness of the Company and unless and until all amounts loaned by DCHMI or its Affiliates to the Company are paid in full.
     SECTION 8.7 Death of a Member.
     Heirs of Members who are individuals shall be entitled to inherit the Membership Interests of a deceased Member or a deceased Owner, provided that upon a Member’s death (or the death of an individual that owns a Member) such interests shall be automatically converted to an Economic Interest only in the Company until such heir agrees in writing to all of the terms and conditions of this Agreement and such other reasonable terms as may be established by the Board of Directors, in which event such interest shall again become a Membership Interest in the Company. Notwithstanding the previous sentence, within one hundred twenty (120) days of the Company first learning of the death of a Member or Owner, the Company shall have the option to purchase the Membership Interest owned by such deceased Member or Owner, and the estate of the deceased individual shall be obligated to sell such Membership Interest to the Company, in accordance with the terms of this Section 8.7. The Company may exercise its option by giving written notice thereof to the estate of the deceased individual, or the appropriate representative thereof, within such one hundred twenty (120) day period. The purchase price for such Membership Interest shall equal the Formula Purchase Price. The purchase price shall be paid according to the Payment Method. The outstanding amounts due from the Company to the estate of the deceased individual shall bear interest at Prime Rate as of the date of such individual’s death. Accrued interest shall be paid as of the dates payments of principal are due as provided above.
ARTICLE IX
RECORDS, ACCOUNTINGS AND REPORTS
     SECTION 9.1 Books of Account.
     At all times during the continuance of the Company, the Board of Directors shall maintain or cause to be maintained true and full financial records and books of account showing all receipts and expenditures, assets and liabilities, income and losses, and all other records necessary for recording the Company’s business and affairs including those sufficient to record the allocations and distributions required by the provisions of this Agreement.

     SECTION 9.2 Access to Records.
     The books of account and all documents and other writings of the Company, including the Certificate of Formation and any amendments thereto, shall at all times be kept and maintained at the principal office of the Company or elsewhere as decided by the Board of Directors. Each Member or its designated representatives shall, upon reasonable notice to the Company, have access to such financial books, records and documents during reasonable business hours and may inspect and make copies of any of them.
     SECTION 9.3 Bank Accounts and Investment of Funds.
     (a) DCHMI shall open and maintain, on behalf of the Company, a bank account or accounts in a federally insured bank or savings institution as it shall determine, in which all monies received by or on behalf of the Company shall be deposited. All withdrawals from such accounts shall be made upon the signature of such person or persons as DCHMI may from time to time designate.
     (b) Any funds of the Company which DCHMI may determine are not currently required for the conduct of the Company’s business may be deposited with a federally insured bank or savings institution or invested in short term debt obligations (including obligations of federal or state governments and their agencies, commercial paper, certificates of deposit of commercial banks, savings banks or savings and loan associations) as shall be determined by DCHMI in its sole discretion. DCHMI has the right but not the obligation to invest funds of the Company in any corporate cash management program of MedCath and its Affiliates.
     SECTION 9.4 Fiscal Year.
     The Fiscal Year and accounting period of the Company shall end on September 30 of each year.
     SECTION 9.5 Accounting Reports.
     As soon as reasonably practicable after the end of each fiscal year but in no event later than 120 days after the end thereof, each Member shall be furnished an annual accounting showing the financial condition of the Company at the end of such fiscal year and the result of its operations for the fiscal year then ended, which annual accounting shall be prepared on an accrual basis in accordance with generally accepted accounting principles applied on a consistent basis and shall be delivered to each of the Members promptly after it has been prepared. It shall include a balance sheet as of the end of such Fiscal Year and statements of income and expense, each Member’s equity, and cash flow for such Fiscal Year. At the Manager’s election the Company shall either be audited or such annual accountings shall be either reviewed or compiled by a firm of independent certified public accountants engaged by the Manager on behalf of the Company which shall also be the accounting firm of the Manager. The audit may be a simple audit provided that the audit report shall set forth the distributions to the Members for such Fiscal Year and shall separately identify distributions from (i) operating revenue during such Fiscal

Year, (ii) operating revenue from a prior period which had been held as reserves, (iii) proceeds from the sale or refinancing of the Equipment, and (iv) unexpended proceeds received from the sale of Membership Interests. Following the opening of the Hospital, the Manager shall also cause to be prepared and distributed to the Members quarterly financial statements.
     SECTION 9.6 Tax Matters Partner.
     DCHMI shall act as the “Tax Matters Partner” of the Company as that term is defined Section 6231 of the Code.
ARTICLE X
MEETINGS AND VOTING RIGHTS OF MEMBERS
     SECTION 10.1 Meetings.
     (a) Meetings of the Members of the Company for any purpose may be called by the Board of Directors or any Member that owns, or group of Members that owns in the aggregate, at least thirty-five percent (35%) Membership Interest in the Company. Such meetings shall be held in the Kingman, Arizona area. A Member may attend a meeting by telephone or other electronic means and be considered present for purposes of a quorum so long as the telephone or other connection allows each Member to hear and be heard by all other Members. A quorum of Members shall be necessary to conduct business at any Members’ meeting. A quorum shall consist of the Required Members.
     (b) A notice of any such meeting shall be given by mail, not less than ten (10) days nor more than sixty (60) days before the date of the meeting, to each Member at its address as specified in Section 12.7. Such notice shall be in writing, and shall state the place, date and hour of the meeting, and shall indicate by whom it is being issued. The notice shall state the purpose or purposes of the meeting. If a meeting is adjourned to another time or place, and if any announcement of the adjournment of time or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting.
     (c) Each Member may authorize any Person or Persons to act for the Member by proxy in all matters in which a Member is entitled to participate, whether by waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.
     SECTION 10.2 Voting Rights of Members.
     (a) Each Member shall take no part in or interfere in any manner with the control, conduct or operation of the Company, and shall have no right or authority to act for or bind the Company except as provided herein. Votes or decisions, to the extent taken or to be made, of the Members may be cast by a duly authorized representative of the Member designated by written notice to the Company and each Member. Such votes may be cast at any duly called meeting of the Company or in writing within ten (10) days after written request therefor. Except as otherwise provided herein, any matters requiring the consent or approval of the Members shall require the affirmative vote of the Required Members. Each Member shall be entitled to the number of votes equal to the percentage Membership Interest of such Member.
     (b) No Member shall have the right or power to vote to: (i) withdraw or reduce the Member’s Capital Contributions except as a result of the dissolution and liquidation of the Company or as otherwise provided by law or this Agreement; (ii) bring an action for partition against the Company; (iii) cause the termination and dissolution of the Company by court decree or otherwise, except as set forth in this Agreement; or (iv) demand or receive property other than cash in return for its Capital Contributions.
ARTICLE XI
AMENDMENTS
     SECTION 11.1 Authority to Amend by the Board of Directors.
     Notwithstanding Section 3.7 of this Agreement and except as otherwise provided in Section 11.2, the Board of Directors may amend this Agreement or the Article of Organization of the Company without the consent of the Required Members for the following purposes only:
     (a) To admit additional Members or Substitute Members but only in accordance with and if permitted by the other terms of this Agreement;
     (b) To preserve the legal status of the Company as a limited liability company under the Act or other applicable state or federal laws if such does not change the substance hereof, and the Company has obtained the written opinion of its counsel to that effect;
     (c) To cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, to clarify any provision of this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement;
     (d) To satisfy the requirements of the Code and Regulations with respect to limited liability companies or of any federal or state securities laws or regulations, provided such amendment does not adversely affect the Membership Interests of Members and is necessary or appropriate in the written opinion of counsel and any amendment under this subsection (d) shall be effective as of the date of this Agreement;

     (e) To the extent that it can do so without materially reducing the economic return on investment in the Company to any Member, to satisfy any requirements of federal or state legislation or regulations, court order, or action of any governmental administrative agency with respect the operation or ownership of the Hospital; and
     (f) Subject to the terms of Section 2.6, to extend the term of the Company.
Any amendment proposed by a member of the Board of Directors shall not be unreasonably delayed or rejected by any other member of the Board of Directors.
     SECTION 11.2 Restrictions on the Board of Directors’ Amendments: Amendments by Members.
     Except as provided in Section 11.1, amendments to this Agreement shall be made only upon the consent of the Required Members. No amendment shall be made pursuant to Section 11.1 above which would materially and adversely affect the federal income tax treatment to be afforded each Member, materially and adversely affect the Membership Interests and liabilities of each Member as provided herein, materially change the purposes of the Company, extend or otherwise modify the term of the Company, or materially change the method of allocations and distributions as provided in Article VI and Article VII.
     SECTION 11.3 Amendments to Certificate of Formation.
     In making any amendments to this Agreement, there shall be prepared, executed and filed for recording by the Board of Directors such documents amending the Certificate of Formation as required under the Act.
ARTICLE XII
MISCELLANEOUS
     SECTION 12.1 Limited Power of Attorney.
     Upon the execution hereof, each Member hereby irrevocably constitutes and appoints the Directors he, she or it has appointed as his, her or its true and lawful attorney in the Member’s name and on the Member’s behalf to take at any time all such action which such Directors are expressly authorized to perform, or which a Member is expressly required to perform, under this Agreement.
     SECTION 12.2 Waiver of Provisions.
     The waiver of compliance at any time with respect to any of the provisions, terms or conditions of this Agreement shall not be considered a waiver of such provision, term or condition itself or of any of the other provisions, terms or conditions hereof.

     SECTION 12.3 Interpretation and Construction.
     This Agreement, together with the Management Services Agreement and the Hospital Professional Services Agreement, constitutes the entire agreement among the Members. Any modification or amendment to this Agreement must be accomplished in accordance with the provisions of Article III and Article XI. Where the context so requires, the masculine shall include the feminine and the neuter, and the singular shall include the plural. The headings and captions in this Agreement are inserted for convenience and identification only and are in no way intended to define, limit or expand the scope and intent of this Agreement or any provision thereof. The references to Section and Article in this Agreement are to the Sections and Articles of this Agreement.
     SECTION 12.4 Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, exclusive of its conflict of law rules.
     SECTION 12.5 Partial Invalidity.
     In the event that any part or provision of this Agreement shall be determined to be invalid or unenforceable, the remaining parts and provisions of said Agreement which can be separated from the invalid or unenforceable provision and shall continue in full force and effect.
     SECTION 12.6 Binding on Successors.
     The terms, conditions and provisions of this Agreement shall inure to the benefit of, and be binding upon the Members and their respective heirs, successors, distributees, legal representatives, and assigns. However, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.
     SECTION 12.7 Notices and Delivery.
     (a) To Members. Any notice to be given hereunder at any time to any Member or any document reports or returns required by this Agreement to be delivered to any Member, may be delivered personally or mailed to such Member, postage prepaid, addressed to the Member at such times as the Member shall by notice to the Company have designated as the Member’s address for the mailing of all notices hereunder or, in the absence of such notice, to the address set forth in the Information Exhibit (Exhibit A) hereof. Any notice, or any document, report or return so delivered or mailed shall be deemed to have been given or delivered to such Member at the time it is mailed, as the case may be.
     (b) To the Company. Any notice to be given to the Company hereunder shall be delivered personally or mailed to the Company, by certified mail, postage prepaid, addressed to the Company at its registered office. Any notice so delivered or mailed shall be deemed to have been given to the Company at the time it is delivered or mailed, as the case may be.
     SECTION 12.8 Counterpart Execution; Facsimile Execution.
     This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. Such executions may be transmitted to the Company and/or the other Members by facsimile and such facsimile execution shall have the full force and effect of an original signature. All fully executed counterparts, whether original executions or facsimile executions or a combination, shall be construed together and constitute one and the same agreement.
     SECTION 12.9 Statutory Provisions.
     Any statutory reference in this Agreement shall include a reference to any successor to such statute and/or revision thereof.
     SECTION 12.10 Waiver of Partition.
     Each Member does hereby waive any right to partition or the right to take any other action which might otherwise be available to such party for the purpose of severing its relationship with the Company or such Member’s interest in the assets held by the Company from the interests of other Members until the end of the term of both this Company and any successor company formed pursuant to the terms hereof.
     SECTION 12.11 Change in Law.
     If due to any new law, rule or regulation, or due to an interpretation or enforcement of any existing law, rule or regulation, health care counsel reasonably selected by DCHMI and approved by the Board of Directors, which approval shall not be unreasonably withheld, determines in writing that it is reasonably likely that the relationships established between any of the parties to this Agreement including any Member, Owner, Practice or their Affiliates and/or successors or assigns will not comply with any law, rule, regulation or interpretation thereof (“Applicable Law”), then the Members shall be given notice thereof (a “Change of Law Event”). If the Required Members disagree with whether a Change of Law Event exists and that disagreement is not resolved among such parties within the following thirty (30) days, then that disagreement shall be resolved by arbitration under Section 12.16 hereof. If a Change of Law Event is determined to exist, then the Members hereby agree first, to negotiate in good faith to restructure the relationships established under this Agreement so as to bring them into compliance with such applicable laws while at the same time preserving the material benefits of each of the Members. In the event that a specific proposal for the restructuring of this Agreement is approved by the Board of Directors and the Required Members, such restructured agreement shall become binding upon all Members of the Company. The approval of any such proposal for the restructuring of this Agreement shall not be unreasonably withheld or delayed by any Investor Member. Second, in the event that within forty-five (45) days following the Company’s receipt of legal advice in writing from such health care counsel regarding Applicable

Law the parties hereto are unable to negotiate an acceptable restructuring of their relationship, then, if one or more Member’s ownership is not involved in such non-compliance, such Members, within the following forty-five (45) day period, shall have the right to purchase at their election the Membership Interests of each Member whose ownership is involved with such noncompliance with Applicable Law for a purchase price equal to the greater of: (a) the Formula Purchase Price or (b) the amount of the Capital Contributions made by such Member to the Company together with interest thereon computed at the Prime Rate as of the date of this Agreement from the date of such contribution through the date upon which the purchasing Members pays all amounts due under the terms of this Section 12.11. For these purposes, distributions to the Members by the Company after the effective date of this Agreement (and whether before or after health care counsel determined there was a problem under an Applicable Law or before or after the exercise of the purchase option) shall be treated as payments by the purchasing Members. Such purchase price shall be paid in accordance with the Payment Method, plus interest at the Prime Rate as of the date of that the first installment of principal is due. Accrued interest shall be paid as of the dates payments of principal are due as provided above. Third, in the event that the compliant Members do not exercise their option to purchase Membership Interests of a Member whose ownership causes the Company not to be in compliance with Applicable Law, any Member may elect in writing within the following forty-five (45) day period, to require that the Company be dissolved, in which event the Company shall be dissolved in accordance with the terms of this Agreement.
     SECTION 12.12 Investment Representations of the Members.
     (a) Each Member or individual executing this Agreement on behalf of an Entity which is a Member hereby represents and warrants to the Company and to the Members that such Member has acquired such Member’s Membership Interest in the Company for investment solely for such Member’s own account with the intention of holding such Membership Interest for investment, without any intention of participating directly or indirectly in any distribution of any portion of such Membership Interest and without the financial participation of any other Person in acquiring such Membership Interest in the Company and that by executing this Agreement, or holding such Membership Interest, such Member or individual is not in violation of any other agreement or obligation.
     (b) Each Member or individual executing this Agreement on behalf of an Entity which is a Member hereby acknowledges that such Member is aware that such Member’s Membership Interest in the Company has not been registered (i) under the Securities Act of 1933, as amended (the “Federal Act”), (ii) under applicable Arizona securities laws, or (iii) under any other state securities laws. Each Member or individual executing this Agreement on behalf of an Entity which is a Member further understands and acknowledges that his representations and warranties contained in this Section are being relied upon by the Company and by the Members as the basis for the exemption of the Members’ Membership Interest in the Company from the registration requirements of the Federal Act and from the registration requirements of applicable Arizona securities laws and all other state securities laws. Each Member or individual executing this Agreement on behalf of an Entity which is a Member further acknowledges that the

Company will not and has no obligation to recognize any sale, transfer, or assignment of all or any part of such Member’s Membership Interest in the Company to any Person unless and until the provisions of this Agreement hereof have been fully satisfied.
     (c) Each Member or individual executing this Agreement on behalf of an Entity which is a Member hereby acknowledges that prior to his execution of this Agreement, such Member received a copy of this Agreement and that such Member has examined this Agreement or caused this Agreement to be examined by such Member’s representative or attorney. Each Member or individual executing this Agreement on behalf of an Entity which is a Member hereby further acknowledges that such Member or such Member’s representative or attorney is familiar with this Agreement and with the Company’s business plans. Each Member or individual executing this Agreement on behalf of an Entity which is a Member acknowledges that such Member or such Member’s representative or attorney has made such inquiries and requested, received, and reviewed any additional documents necessary for such Member to make an informed investment decision and that such Member does not desire any further information or data relating to the Company or to the Members. Each Member or individual executing this Agreement on behalf of an Entity which is a Member hereby acknowledges that such Member understands that the purchase of such Member’s Membership Interest in the Company is a speculative investment involving a high degree of risk and hereby represents that such Member has a net worth sufficient to bear the economic risk of such Member’s investment in the Company and to justify such Member’s investing in a highly speculative venture of this type.
     (d) Each Member or Owner who is a physician hereby represents and warrants that he or she shall apply for and qualify to obtain medical staff privileges at the Hospital in order to be authorized to perform services at the Hospital as required in order to qualify for the Hospital Ownership Exception to the Federal Limitation on Certain Physician Referrals (commonly referred to as the Stark Law) set forth at 42 U.S.C. 1395nn(d)(3) and regulations promulgated thereunder, as amended from time to time.
     SECTION 12.13 Decisions by Directors.
     Each of the Members hereby authorize their respective appointed Directors to make the decisions to be made by the Directors hereunder and hereby release and hold harmless the Directors from any and all claims, liabilities, losses or damages which any of them may have now or in the future resulting from any decision made by the Directors hereunder unless due to the gross negligence or willful misconduct of such Directors.
     SECTION 12.14 Referrals to Hospital and Ownership of Shares of Common Stock of MedCath Incorporated.
     Each Member agrees that if in the reasonable opinion of health care counsel of MedCath Incorporated, referrals of patients to the Hospital by a Member, Owner, Practice or their Affiliate or ownership of shares of common stock in MedCath Corporation or MedCath Incorporated by a

Member, Owner, Practice or their Affiliate would cause or constitute a violation of any federal or state law, rule or regulation, then, as applicable,
     (a) the Member, Owner, Practice or their Affiliate shall not refer patients to the Hospital; and
     (b) the Member, Owner, Practice or their Affiliate shall not acquire, nor continue to own any of shares of common stock of MedCath Corporation or MedCath Incorporated.
     SECTION 12.15 Acknowledgments Regarding Legal Representation.
     Each of the Members hereunder acknowledge and agree that Moore & Van Allen, PLLC is counsel for DCHMI, MedCath Incorporated and their Affiliates, and may, upon approval of the Board of Directors, also serve as counsel for the Company from time to time. Each of the Members hereby acknowledges and consents to such representation. Each Member other than DCHMI further acknowledges and agrees that they shall have no attorney-client relationship with Moore & Van Allen, PLLC as a result of Moore & Van Allen, PLLC’s representation of the Company from time to time.
     SECTION 12.16 Arbitration.
     Subject to the right of any Member to seek an injunction or other equitable relief from a court with applicable authority, any controversy, dispute or disagreement arising out of or relating to this Agreement shall be resolved by binding arbitration, which shall be conducted in Phoenix, Arizona in accordance with the American Health Lawyers Association Alternative Dispute Resolution Service Rules of Procedure for Arbitration (the “Rules”). Such arbitration shall be conducted in accordance with the Rules by a panel of three (3) arbitrators none of whom shall reside in or practice primarily in Arizona nor have previously represented any Members, Owners or their Affiliates in any capacity. Any decision rendered by the arbitrators shall be final and binding on the Members and shall be enforceable in any court having jurisdiction thereof. The arbitrators shall have the authority to require the losing party to pay all costs associated with such arbitration, including expenses and fees of arbitrators.
     SECTION 12.17 Exhibits.
     The Exhibits to this Agreement, each of which is incorporated by reference, are:

EXHIBIT A:	Information Exhibit.
EXHIBIT B:	Glossary of Terms.
EXHIBIT C:	Development Budget Exhibit.
EXHIBIT D:	Territory.
EXHIBIT E:	Regulatory Allocations.

     SECTION 12.18 Schedules.
     Schedule 1 to this Agreement, “Outpatient Facilities”, is incorporated herein by reference.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the following execution pages, to be effective as of the date described in Article II.
[EXECUTIONS APPEAR ON THE FOLLOWING PAGES]

EXECUTION PAGE
TO THE
OPERATING AGREEMENT
OF
DOCTORS COMMUNITY HOSPITAL, LLC
A Delaware Limited Liability Company

MEMBERS:

Doctors Community Hospital Management, Inc.

By:
Title:

By:
Title:

Name:

Name:

Name:

For the purpose of acknowledging and agreeing to be bound by the terms of Article III and Sections 5.10, 8.1, 8.6, 8.7, 12.12 and 12.14 hereof, the undersigned Affiliates of the Members other than DCHMI, Investor Entities and Owners hereby execute this Operating Agreement.

[signature]

[print name]

[print name of entity]

By:
Title:

EXHIBIT A
TO THE
OPERATING AGREEMENT
OF
DOCTORS COMMUNITY HOSPITAL, LLC
A Delaware Limited Liability Company
INFORMATION EXHIBIT

	Initial Capital		Percentage
Name and Address	Contribution		Membership Interest
Doctors Community Hospital Management, Inc. c/o MedCath Incorporated 10720 Sikes Place, Suite 300 Charlotte, NC 28277 (704)708-6600 Tax ID#:	$11,650,000		66.6%

Investor Members	$5,850,000	*	33.4%

	$17,500,000		100%

*	Assumes that Investor Members have purchased all of the Membership Interests made available to them and fully funded such purchase as provided in Section 3.1. DCHMI may purchase Units not purchased by Investor Members as long as Investor Members purchase at least 167 Units.

A-1

EXHIBIT B
TO THE
OPERATING AGREEMENT
OF
DOCTORS COMMUNITY HOSPITAL, LLC
A Delaware Limited Liability Company
GLOSSARY OF TERMS
     As used in this Agreement, the following terms shall have the following definitions (unless otherwise expressly provided herein).
     “Act” means the Delaware Limited Liability Company Act, as in effect in Delaware and set forth at N.C. Gen. Stat. §§ 57C-1-01 through 57C-10-07 (or any corresponding provisions of succeeding law).
     “Adjusted Capital Account” means, with respect to any Member, such Person’s Capital Account (as defined below) as of the end of the relevant Fiscal Year increased by any amounts which such Person is obligated to restore, or is deemed to be obligated to restore pursuant to the next to last sentences of Regulations Section 1.704-2(g)(1) (share of minimum gain) and Regulations Section 1.704-2(i)(5) (share of member nonrecourse debt minimum gain) and decreased by the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
     “Affiliate” means with respect to a Person, (i) any relative of such Person; (ii) any officer, director, trustee, partner, manager, employee or holder of ten percent (10%) or more of any class of the outstanding voting securities or of an equity interest of such Person; or (iii) Entity or holder of ten percent (10%) or more of the outstanding voting securities or of an equity interest of any Entity, controlling, controlled by, or under common control with such Person. Affiliates shall also include each individual holding or owning an ownership interest in the Investor Members or Investor Entities.
     “Agreed Value” means with respect to any noncash asset of the Company an amount determined and adjusted in accordance with the following provisions:
     (a) The initial Agreed Value of any noncash asset contributed to the capital of the Company by any Member shall be its gross fair market value, as agreed to by the contributing Member and the Company.
     (b) The initial Agreed Value of any noncash asset acquired by the Company other than by contribution by a Member shall be its adjusted basis for federal income tax purposes.

     (c) The initial Agreed Values of all the Company’s noncash assets, regardless of how those assets were acquired, shall be reduced by depreciation or amortization, as the case may be, determined in accordance with the rules set forth in Regulations Section 1.704-1(b)(2)(iv)(f) and (g).
     (d) The Agreed Values, as reduced by depreciation or amortization, of all noncash assets of the Company, regardless of how those assets were acquired, shall be adjusted from time to time to equal their gross fair market values, as agreed to by the Members in writing, as of the following times:
     (i) the acquisition of a Membership Interest or an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution;
     (ii) the distribution by the Company of more than a de minimis amount of money or other property as consideration for all or part of a Membership Interest in the Company; and
     (iii) the termination of the Company for federal income tax purposes pursuant to Code Section 708(b)(1)(B).
     If, upon the occurrence of one of the events described in (i), (ii) or (iii) above the Members do not agree in writing on the gross fair market values of the Company’s assets, it shall be deemed that the fair market values of all the Company’s assets equal their respective Agreed Values immediately prior to the occurrence of the event and thus no adjustment to those values shall be made as a result of such event.
     “Agreement” means this Operating Agreement, as amended from time to time.
     “Board of Directors,” “Director” or “Directors” means those persons appointed by the Members, pursuant to Section 3.8 of the Operating Agreement, and given the power and authority under Article V of the Operating Agreement to manage the Company. The terms “Director” or “Directors” is used for convenience, but is intended to have the same meaning as the terms “Manager” or “Managers” in the Act.
     “Bylaws, Rules and Regulations of the Medical Staff” means those bylaws, rules and regulations adopted for the Hospital’s Medical Staff.
     “Capital Account” means with respect to each Member or assignee an account maintained and adjusted in accordance with the following provisions:
     (a) Each Person’s Capital Account shall be increased by Person’s Capital Contributions, such Person’s distributive share of Profits, any items in the nature of income or gain that are allocated pursuant to the Regulatory Allocations and the amount of any Company liabilities that are assumed by such Person or that are secured by Company property distributed to such Person.

     (b) Each Person’s Capital Account shall be decreased by the amount of cash and the Agreed Value of any Company property distributed to such Person pursuant to any provision of this Agreement, such Person’s distributive share of Losses, any items in the nature of loss or deduction that are allocated pursuant to the Regulatory Allocations, and the amount of any liabilities of such Person that are assumed by the Company or that are secured by any property contributed by such Person to the Company.
     In the event any Membership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.
     In the event the Agreed Values of the Company assets are adjusted pursuant to the definition of Agreed Value contained in this Agreement, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate adjustments as if the Company recognized gain or loss equal to the amount of such aggregate adjustment.
     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such regulations. In the event the Board of Directors shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed to comply with such Regulation, the Board of Directors may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Articles VI or VII hereof upon the dissolution of the Company. In the event the Board of Directors shall determine such adjustments are necessary or appropriate to comply with Regulations Section 1.704-1(b)(2)(iv), the Board of Directors shall adjust the amounts debited or credited to Capital Accounts with respect to (i) any property contributed by the Members or distributed to the Members and (ii) any liabilities secured by such contributed or distributed property or assumed by the Members. The Board of Directors shall also make any other appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b). In the event any Membership Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.
     “Capital Contribution” means with respect to any Member, the amount of money and the initial Agreed Value of any property (other than money) contributed to the Company with respect to the Membership Interest of such Member.
     “Cash Distributions” means net cash distributed to Members resulting from Cash Flow from Operations or Cash from Sales or Refinancing, but shall not include cash payments made to DCHMI as its Management Fee for services rendered pursuant to Article V hereof or any amount in repayment of loans made by the Members to the Company.
     “Cash Flow from Operations” means net cash funds provided from operations, exclusive of Cash from Sales or Refinancing, of the Company or investment of any Company funds,

without deduction for depreciation, but after deducting cash funds used to pay or establish a reserve for expenses, debt payments, capital improvements, and replacements and for such other items as the Board of Directors reasonably determines to be necessary or appropriate and subject to Loan Conditions.
     “Cash from Sales or Refinancing” means the net cash proceeds received by the Company from or as a result of any Sale or Refinancing of property after deducting (i) all expenses incurred in connection therewith, (ii) any amounts applied by the Board of Directors in their sole and absolute discretion or as required by any loan agreement toward the payment of any indebtedness and other obligations of the Company then due and payable, including payments of principal and interest on mortgages, (iii) the payment of any other expenses or amounts owed by the Company to other parties, MFC, or to any MedCath Affiliate to the extent then due and payable, and (iv) the establishment of any reserves deemed necessary by the Board of Directors in their sole and absolute discretion. If the proceeds of any sale or refinancing are paid in more than one installment, each such installment shall be treated as a separate Sale or Refinancing for the purposes of this definition.
     “Certificate of Formation” means the Certificate of Formation of the Company, as filed with the Secretary of State of Delaware as the same may be amended from time to time.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference herein to a specific section(s) of the Code shall be deemed to include a reference to any corresponding provision of future law.
     “Company” means and shall refer to Doctors Community Hospital, LLC, which was created upon the filing of the Certificate of Formation with the Office of the Secretary of State of Delaware, to be operated as a Delaware limited liability company, and to continue under this Agreement, as amended from time to time.
     “DCHMI” means Doctors Community Hospital Management, Inc.
     “Default Rate” means a per annum rate of return on a specified principal sum, compounded monthly, equal to the greater of (a) the Prime Rate plus 500 basis points, or (b) 18%, but in no event greater than the highest rate allowed by law.
     “Entity” means any general partnership, limited partnership, limited liability company, limited liability partnership, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.
     “Equipment” means the appropriate equipment and supplies required from time to time in connection with the development and operation of the Hospital.
     “Fiscal Year” means, with respect to the first year of the Company, the period beginning upon the formation of the Company and ending on the next September 30, with respect to subsequent years of the Company, the twelve month period beginning October 1 and ending

September 30, and, with respect to the last year of the Company, the portion of the period beginning October 1 and ending with the date of the final liquidating distributions.
     “Formula Purchase Price” has the meaning set forth at Section 8.1(c) of the Agreement.
     “Hospital” means the licensed, general acute care hospital in Kingman, Arizona, as further described in Section 2.3 of the Agreement.
     “Initial Members” shall mean DCHMI and those Investor Members who make initial Capital Contributions to the Company under Section 3.1.
     “Investor Entity” means an Investor Member that is an Entity or an Entity that has a direct or indirect ownership interest in an Investor Member.
     “Investor Members” shall mean the Members other than DCHMI admitted as Members of the Company in accordance with the terms of this Agreement.
     “Management Services Agreement” means the agreement by and between the Company and DCHMI pursuant to which DCHMI will manage the day-to-day business and affairs of the Company.
     “Manager” shall mean DCHMI.
     “Material Agreement” means any binding agreement which may not be canceled upon less than ninety (90) days notice and which calls for the expenditure of funds, or involves an obligation for financing, in excess of $100,000.00 exclusive of: (1) agreements or obligations contemplated by any budget, development plan, financing or construction contract approved by the Board of Directors as adjusted in Section 5.6(d); or (2) agreements incurred in the ordinary course of business such as employment agreements, purchases of supplies and routine services and the like.
     “Material Decision” means any decisions regarding approvals of the development and operating budgets for the Hospital, the selection of the site for the Hospital, the design of the Hospital, the selection of the Hospital’s senior administrator, strategic planning, the execution of managed care contracts and the execution of exclusive contracts to provide physician services to the Hospital.
     “Medical Director” means the individual designated as the medical director of the Hospital pursuant to a Medical Director Agreement.
     “Medical Director Agreement” means the Medical Director Agreement by and between the Company and a medical director approved by the Board of Directors.
     “Member” means and shall refer to the organizers of the Company (unless or until any such organizer has withdrawn) and each of the Persons identified as “Members” in the then applying Information Exhibit attached hereto and incorporated herein by this reference or admitted as a Member in accordance with the terms of this Agreement.
     “Membership Interest” means all of a Member’s rights in the Company, including without limitation the Member’s share of Profits, Losses, Cash Distributions and other benefits of the Company, any right to vote, any right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Operating Agreement or the Act. The percentage Membership Interest of each Member, their Capital Contributions and other related information shall be listed on the Information Exhibit. The percentage Membership Interests generally shall be based upon the pro rata Capital Contribution of each Member.
     “Organization Expenses” means those expenses incurred, either by the Company, on behalf of the Company or for which the Company has agreed to make reimbursement, in connection with the formation of the Company including such expenses as: (i) registration fees, filing fees, and taxes; and (ii) legal fees incurred in connection with any of the foregoing.
     “Owner” means an individual who, through an Investor Entity or otherwise, has a direct or indirect ownership interest in an Investor Member.
     “Payment Method” has the meaning set forth at Section 8.1(c) of the Agreement.
     “Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such individual or Entity where the context so permits.
     “Practice” means the Entity or sole proprietorship through which an Owner primarily conducts his medical office practice.
     “Prime Rate” means the rate of interest as of the relevant day or time period as announced by the Bank of America, N.A. or its successor in interest from time to time as its prime or reference rate.
     “Profits and Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(l) shall be included in taxable income or loss), with the following adjustments:
     (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;
     (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section

1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;
     (c) Gain or loss resulting from dispositions of Company assets shall be computed by reference to the Agreed Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Agreed Value.
     “Project Costs” shall include, without limitation, all costs incurred by the Company in connection with the development, opening, and construction of the Hospital, including without limitation, land acquisition costs, equipment costs, architectural, design and engineering costs, legal and accounting costs, construction costs, construction period interest, pre-opening expenses, fees payable to DCHMI or its Affiliates, projected working capital requirements, and other construction, opening and development costs incurred in connection with the construction, opening, and development of the Hospital, which total amount shall finally be determined by DCHMI following the opening of the Hospital.
     “Refinancing” means any borrowing incurred or made to recapitalize the Company or the equity investment in, or to refinance any loan used to finance the acquisition of property.
     “Regulations” means rules, orders, and regulations issued pursuant to or under the authority of the Code and shall include revisions to and succeeding provisions as appropriate.
     “Regulatory Allocations” means those allocations of items of Company income, gain, loss or deduction set forth on the Regulatory Allocations Exhibit and designed to enable the Company to comply with the alternate test for economic effect prescribed in Regulations Section 1.704-1(b)(2)(ii)(d), and the safe-harbor rules for allocations attributable to nonrecourse liabilities prescribed in Regulations Section 1.704-2.
     “Required Members” shall mean DCHMI and the Investor Members owning a majority of the percentage Membership Interests owned by Investor Members in the aggregate.
     “Sale” means the sale, exchange, involuntary conversion (other than a casualty followed by reconstruction), condemnation, or other disposition of property by the Company, except for dispositions of inventory items and personal property in the ordinary course of business and in connection with the replacement of such property.
     “Substitute Member” means an assignee of a Member who has been admitted to the Company and granted all the rights of a Member in place of its assignor pursuant to the provisions of this Agreement. A Substitute Member, upon its admission as such, shall replace and succeed to the rights, privileges, and liabilities of the Member from whom it acquired its interest in the Company.

EXHIBIT C
TO THE
OPERATING AGREEMENT
OF
DOCTORS COMMUNITY HOSPITAL, LLC
A Delaware Limited Liability Company
DEVELOPMENT BUDGET EXHIBIT

Construction Costs	$48,000,000
Equipment	12,170,000
Land	2,229,000
Pre-Opening Expenses	5,550,000
Working Capital	9,000,000

Total	$76,950,000

C-1

EXHIBIT D
TO THE
OPERATING AGREEMENT
OF
DOCTORS COMMUNITY HOSPITAL, LLC
A Delaware Limited Liability Company
TERRITORY

D-1

EXHIBIT E
TO THE
OPERATING AGREEMENT
OF
DOCTORS COMMUNITY HOSPITAL, LLC
A Delaware Limited Liability Company
REGULATORY ALLOCATIONS
     This Exhibit contains special rules for the allocation of items of Company income, gain, loss and deduction that override the basic allocations of Profits and Losses in the Agreement to the extent necessary to cause the overall allocations of items of Company income, gain, loss and deduction to have substantial economic effect pursuant to Regulations Section 1.704-1(b) and shall be interpreted in light of that purpose. Subsection (a) below contains special technical definitions. Subsections (b) through (h) contain the Regulatory Allocations themselves. Subsections (i), (j) and (k) are special rules applicable in applying the Regulatory Allocations.
     (a) Definitions Applicable to Regulatory Allocations. For purposes of the Agreement, the following terms shall have the meanings indicated:
     (i) “Company Minimum Gain” means the same as the meaning of “partnership minimum gain” set forth in Regulations Section 1.704-2(d), and is generally the aggregate gain the Company would realize if it disposed of its property subject to Nonrecourse Liabilities in full satisfaction of each such liability, with such other modifications as provided in Regulations Section 1.704-2(d). In the case of Nonrecourse Liabilities for which the creditor’s recourse is not limited to particular assets of the Company, until such time as there is regulatory guidance on the determination of minimum gain with respect to such liabilities, all such liabilities of the Company shall be treated as a single liability and allocated to the Company’s assets using any reasonable basis selected by DCHMI.
     (ii) “Member Nonrecourse Deductions” means losses, deductions or Code Section 705(a)(2)(B) expenditures attributable to Member Nonrecourse Debt under the general principles applicable to “partner nonrecourse deductions” set forth in Regulations Section 1.704-2(i)(2).
     (iii) “Member Nonrecourse Debt” means any Company liability with respect to which one or more but not all of the Members or related Persons to one or more but not all of the Members bears the economic risk of loss within the meaning of Regulations Section 1.752-2 as a guarantor, lender or otherwise.
     (iv) “Member Nonrecourse Debt Minimum Gain” means the minimum gain attributable to Member Nonrecourse Debt as determined pursuant to

Regulations Section 1.704-2(i)(3). In the case of Member Nonrecourse Debt for which the creditor’s recourse against the Company is not limited to particular assets of the Company, until such time as there is regulatory guidance on the determination of minimum gain with respect to such liabilities, all such liabilities of the Company shall be treated as a single liability and allocated to the Company’s assets using any reasonable basis selected by DCHMI.
     (v) “Nonrecourse Deductions” means losses, deductions, or Code Section 705(a)(2)(B) expenditures attributable to Nonrecourse Liabilities (see Regulations Section 1.704-2(b)(1)). The amount of Nonrecourse Deductions for a Fiscal Year shall be determined pursuant to Regulations Section 1.704-2(c), and shall generally equal the net increase, if any, in the amount of Company Minimum Gain for that taxable year, determined generally according to the provisions of Regulations Section 1.704-2(d), reduced (but not below zero) by the aggregate distributions during the year of proceeds of Nonrecourse Liabilities that are allocable to an increase in Company Minimum Gain, with such other modifications as provided in Regulations Section 1.704-2(c).
     (vi) “Nonrecourse Liability” means any Company liability (or portion thereof) for which no Member bears the economic risk of loss under Regulations Section 1.752-2.
     (vii) “Regulatory Allocations” means allocations of Nonrecourse Deductions provided in Paragraph (b) below, allocations of Member Nonrecourse Deductions provided in Paragraph (c) below, the minimum gain chargeback provided in Paragraph (d) below, the member nonrecourse debt minimum gain chargeback provided in Paragraph (e) below, the qualified income offset provided in Paragraph (f) below, the gross income allocation provided in Paragraph (g) below, and the curative allocations provided in Paragraph (h) below.
     (b) Nonrecourse Deductions. All Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in accordance with their percentage Membership Interests.
     (c) Member Nonrecourse Deductions. All Member Nonrecourse Deductions for any Fiscal Year shall be allocated to the Member who bears the economic risk of loss under Regulations Section 1.752-2 with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.
     (d) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain for a Fiscal Year, each Member shall be allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of such net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2) and the definition of Company Minimum Gain set forth above. This provision is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
     (e) Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt for any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt as of the beginning of the Fiscal Year, determined in accordance with Regulations Section 1.704-2(i)(5), shall be allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Sections 1.704-2(i)(4) and (5) and the definition of Member Nonrecourse Debt Minimum Gain set forth above. This Paragraph is intended to comply with the member nonrecourse debt minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
     (f) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, any deficit in such Member’s Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible.
     (g) Gross Income Allocation. In the event any Member has a deficit in its Adjusted Capital Account at the end of any Fiscal Year, each such Member shall be allocated items of Company gross income and gain, in the amount of such Adjusted Capital Account deficit, as quickly as possible.
     (h) Curative Allocations. When allocating Profits and Losses under Article VI, such allocations shall be made so as to offset any prior allocations of gross income under Paragraph (g) above to the greatest extent possible so that overall allocations of Profits and Losses shall be made as if no such allocations of gross income occurred.
     (i) Ordering. The allocations in this Exhibit to the extent they apply shall be made before the allocations of Profits and Losses under Article VI and in the order in which they appear above.
     (j) Waiver of Minimum Gain Chargeback Provisions. If DCHMI determines that (i) either of the two minimum gain chargeback provisions contained in this Exhibit would cause a distortion in the economic arrangement among the Members, (ii) it is not expected that the Company will have sufficient other items of income and gain to correct that distortion, and (iii) the Members have made Capital Contributions or received net income allocations that have restored any previous Nonrecourse Deductions or Member

Nonrecourse Deductions, then DCHMI shall have the authority, but not the obligation, after giving notice to the Members, to request on behalf of the Company the Internal Revenue Service to waive the minimum gain chargeback or member nonrecourse debt minimum gain chargeback requirements pursuant to Regulations Sections 1.704-2(f)(4) and 1.704-2(i)(4). The Company shall pay the expenses (including attorneys’ fees) incurred to apply for the waiver. DCHMI shall promptly copy all Members on all correspondence to and from the Internal Revenue Service concerning the requested waiver.
     (k) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.
[THE REMAINDER OF THIS PAGE INTENTIONALLY HAS BEEN LEFT BLANK.]

SCHEDULE 1
TO THE
OPERATING AGREEMENT
OF
DOCTORS COMMUNITY HOSPITAL, LLC
A Delaware Limited Liability Company
OUTPATIENT FACILITIES
[To Be Added]